Exhibit 99.2

Public Accounts 2022-23 Volume 1 Summary Financial Statements

2022-23 Public Accounts of Saskatchewan

Volume 1

Contents

3	Letters of Transmittal
4	Introduction to the Public Accounts

Financial Statement Discussion and Analysis
7	Highlights
13	Assessment of Fiscal Health
18	Details
38	Risks and Uncertainties

Summary Financial Statements
41	Responsibility for the Summary Financial Statements
43	Independent Auditor’s Report
47	Statement of Financial Position
48	Statement of Operations
49	Statement of Accumulated Operating Deficit
49	Statement of Accumulated Remeasurement Gains and Losses
50	Statement of Change in Net Debt
51	Statement of Cash Flow
52	Notes to the Financial Statements

Schedules to the Financial Statements
68	Accounts Receivable
69	Loans Receivable
70	Investment in Government Business Enterprises
72	Sinking Fund Investments
74	Portfolio Investments
75	Accounts Payable and Accrued Liabilities
76	Unearned Revenue
77	Pension Liabilities
78	Public Debt
80	Obligations Under Long-Term Financing Arrangements
81	Other Liabilities
82	Tangible Capital Assets
83	Inventories Held for Consumption
84	Revenue
85	Expense by Object
85	Financing Charges
86	Segmented Reporting
88	Supplemental Cash Flow Information
89	Government Reporting Entity

92	Glossary of Terms

Letters of Transmittal

Regina, Saskatchewan

June 2023

To His Honour

The Honourable Russell B. Mirasty

Lieutenant Governor of Saskatchewan

Your Honour:

I have the honour to submit Volume 1 of the Public Accounts of the Government of Saskatchewan for the fiscal year ended March 31, 2023.

Respectfully submitted,

DONNA HARPAUER

Deputy Premier and

Minister of Finance

Regina, Saskatchewan

June 2023

The Honourable Donna Harpauer

Deputy Premier and

Minister of Finance

We have the honour to present Volume 1 of the Public Accounts of the Government of Saskatchewan for the fiscal year ended March 31, 2023.

Respectfully submitted,

MAX HENDRICKS	CHRIS BAYDA
Deputy Minister of Finance	Provincial Comptroller

Government of Saskatchewan Public Accounts 2022-23	3

Introduction to the Public Accounts

Introduction to the Public Accounts

The 2022-23 Public Accounts of the Government of Saskatchewan (the Government) are prepared in accordance with the Financial Administration Act, 1993 and consist of two volumes. The Government is responsible for the integrity and objectivity of the information presented in these two volumes.

Volume 1

Financial Statement Discussion and Analysis provides users of the Government’s Summary Financial Statements with an overview of the Government’s performance by presenting comparative financial highlights and variance analysis. The information in the financial statement discussion and analysis should be read in conjunction with the Summary Financial Statements.

Summary Financial Statements provide an accounting of the full nature and extent of the financial affairs and resources of the Government. This includes the financial results of the General Revenue Fund, Crown corporations, boards and other entities controlled by the Government. A listing of all entities controlled by the Government, collectively referred to as the government reporting entity, is provided in schedule 19 of the Summary Financial Statements.

Volume 2

Volume 2 contains the following unaudited financial information:

•	General Revenue Fund schedules and details;

•	General Revenue Fund capital asset acquisitions schedule and details;

•	revolving fund expenditure details;

•	summary listing of payees who provided goods and services and capital assets of $50,000 or more to the General Revenue Fund and revolving funds during the fiscal year;

•	assets, liabilities and residual balances of pension plans and trust funds administered by the Government;

•	remissions of taxes and fees; and

•	road-use fuel tax accountability revenues and expenditures.

The Public Accounts, including the Compendiums, are available on the Government of Saskatchewan’s website.

The Compendium of Financial Statements contains the financial statements of various government agencies, boards, commissions, pension plans, special purpose funds and institutions, as well as Crown corporations which are accountable to Treasury Board.

The Compendium of Payee Details contains the payee details of all Summary Financial Statement entities, except Crown Investments Corporation of Saskatchewan and its subsidiaries.

In addition, the financial statements and payee details of Crown corporations and wholly-owned subsidiaries that are accountable to the Crown Investments Corporation of Saskatchewan (CIC) Board can be found on CIC’s website.

4	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Financial Statement Discussion and Analysis

Highlights

Introduction

The Financial Statement Discussion and Analysis (FSD&A) provides an overview of the Government’s financial performance and information to report on the Government’s accountability for the resources entrusted to it. The FSD&A is intended to assist users of the Summary Financial Statements (SFS) in their assessment of the Government’s fiscal health. The Government is responsible for the integrity and objectivity of this discussion and analysis.

This information should be read in conjunction with the SFS which include the financial activities of all government-controlled entities, collectively referred to as the government reporting entity. A complete listing of the public sector entities included in the government reporting entity is provided in schedule 19 of the SFS.

Financial Results

In 2022-23, the Government reports an operating surplus of $1.58 billion, a $3.05 billion improvement from the operating deficit reported in the prior year and a $2.04 billion improvement from the budgeted deficit. Significant increases in non-renewable resources revenue and continued post-COVID economic recovery combined with lower crop insurance payments when compared to the prior year help contribute to the Government’s improved fiscal results for the year.

Overall revenue is greater than both the prior year and budget with a $2.46 billion and $3.44 billion increase over the prior year and budget respectively. The most notable increases are in non-renewable resources and taxation revenues resulting primarily from global increases in commodity prices and post-COVID economic recovery. These revenue increases are partially offset by a decrease in net income from Government Business Enterprises (GBEs) primarily due to significantly increased costs for power generation and a decline in investment returns.

Total expenses for the year are $591 million lower than the prior year and $1.39 billion higher than budget. Agriculture expense saw the most notable impact as drought conditions significantly improved in parts of the province resulting in crop insurance payouts lower than the prior year but greater than budget. Additionally, economic development expense increased as a result of the Saskatchewan Affordability Tax Credit payments made to residents in recognition of rising costs from inflation.

The Government continues to invest in the Province’s infrastructure, with significant investment in electricity generation, transmission and distribution assets, communication networks and other investments through the Saskatchewan Capital Plan. The $2.66 billion capital investment during 2023 will continue to be used to replace aging infrastructure and invest in capital projects to meet the demand for growth and improve safety.

The Government’s overall financial position as at March 31, 2023 is an accumulated deficit of $1.60 billion.

Government of Saskatchewan Public Accounts 2022-23	7

Financial Statement Discussion and Analysis

Highlights

At a Glance

Financial Results

(millions of dollars)

				Increase (Decrease)
	2023		2022	from
	Budget	Actual	Actual	Budget	2022 Actual
Revenue	17,158	20,595	18,136	3,437	2,458
Expense	17,621	19,014	19,604	1,393	(591)

Operating Surplus (Deficit)	(463)	1,581	(1,468)	2,044	3,049

Net Debt	(16,748)	(14,598)	(15,488)	(2,150)	(890)

Accumulated Deficit[1]	(3,453)	(1,604)	(2,832)	(1,849)	(1,228)

[1] Comprised of:
Accumulated operating deficit	(3,453)	(1,771)	(2,832)	(1,682)	(1,061)
Accumulated remeasurement gains	—	167	—	167	167

Accumulated Deficit	(3,453)	(1,604)	(2,832)	(1,849)	(1,228)

Totals may not add due to rounding.

8	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Highlights

Operating Surplus (Deficit)

The operating surplus (deficit) represents the amount by which revenue exceeds expense (expense exceeds revenue) for the fiscal period.

Operating Surplus (Deficit)

The 2023 SFS report an operating surplus of $1.58 billion, a $3.05 billion improvement over the $1.47 billion deficit reported in the previous year. The year-over-year improvement in operating results is mainly attributable to a significant increase in overall revenue and a decrease in overall expenses. Notable increases in revenue include non-renewable resources and taxation, partially offset by decreases in net income from GBEs, other own-source and transfers from the federal government. The overall decrease in expenses is largely the result of a notable decrease in the agriculture theme, partially offset by increases in most other themes.

Compared to the budget, the operating surplus is $2.04 billion greater than expected. The improvement over budget is mainly attributable to higher-than-budgeted revenue offset partially by higher-than-budgeted expenses. All revenue categories are greater-than-budget except for net income from GBEs. All expense themes exceed budget except for social services and assistance, general government, environment and natural resources and education.

Accumulated (Deficit) Surplus

An accumulated (deficit) surplus represents a government’s reported net economic (shortfall) resources. An accumulated (deficit) surplus indicates that a government (requires) has additional resources to provide future services.

Accumulated (Deficit) Surplus

*	Beginning in 2023, accumulated (deficit) surplus includes accumulated remeasurement gains (losses).

At March 31, 2023, the Government reported an accumulated deficit of $1.60 billion, an improvement of $1.23 billion over the previous year’s accumulated deficit and a $1.85 billion improvement over budget. These improvements are mainly due to the $1.58 billion operating surplus.

Government of Saskatchewan Public Accounts 2022-23	9

Financial Statement Discussion and Analysis

Highlights

Net Debt

Net debt provides a measure of the future revenue that is required to pay for past transactions and events.

Net Debt

The net debt at March 31, 2023 is $14.60 billion, an improvement of $890 million over the prior year. The year-over-year improvement is primarily due to the operating surplus, partially offset by the net acquisition of tangible capital assets and the one-time impact of the adoption of new accounting standards.

Net debt is a $2.15 billion improvement over budget, primarily due to the greater-than-expected operating surplus.

The net debt of the SFS is:

•	the accumulated (deficit) surplus, representing the extent to which past (expenses) revenues have exceeded past (revenue) expenses; and

•	the investment in non-financial assets, primarily representing the Government’s investment in highways and health care and educational facilities.

Net Debt Components

(millions of dollars)

	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Accumulated (deficit) surplus	3,469	3,074	1,495	372	176	155	(191)	(1,368)	(2,832)	(1,604)
Investment in non-financial assets	(8,085)	(8,626)	(9,394)	(10,564)	(11,464)	(11,984)	(12,098)	(12,315)	(12,656)	(12,994)

Net Debt	(4,615)	(5,552)	(7,899)	(10,192)	(11,288)	(11,829)	(12,289)	(13,683)	(15,488)	(14,598)

Totals may not add due to rounding

10	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Highlights

Investment in Infrastructure

The Government invests in infrastructure by:

•	investing in government-owned capital; and

•	providing transfers to third parties, including municipalities and universities, for capital purposes.

Investment in Infrastructure

During 2022-23, the Government invested $2.66 billion in government-owned infrastructure: $1.66 billion for GBEs to build new and maintain existing infrastructure; and $999 million to meet the capital requirements of government service organizations (GSOs). In addition, $398 million is provided to third parties to fund their capital needs.

Investment in government-owned infrastructure is down from the average of the previous nine years of $2.80 billion and is $345 million less than budget.

Credit Rating

Credit Ratings – March 2023

Rating Agency[1]
Jurisdiction	Moody’s Investors Service Inc.	Standard & Poor’s	DBRS Morningstar
British Columbia	Aaa	AA+	AA (high)
Alberta	Aa2	A+	AA (low) (pos)
Saskatchewan	Aa1	AA	AA (low)
Manitoba	Aa2	A+	A (high)
Ontario	Aa3	A+	AA (low)
Quebec	Aa2	AA-	AA (low)
New Brunswick	Aa2 (pos)	A+	A (high)
Nova Scotia	Aa2	AA-	A (high)
Prince Edward Island	Aa2	A	A
Newfoundland & Labrador	A1	A	A (low) (pos)

Ratings reflect the latest credit ratings available at March 31, 2023.

[1]

The rating agencies assign letter ratings to borrowers. The major A bracket categories, in descending order of credit quality, are: AAA/Aaa; AA/Aa; A. The ‘1’, ‘2’, ‘3’, ‘high’, ‘low’, ‘-’, and ‘+’ modifiers show relative standing within the major categories with (pos)/(neg) representing a positive/negative outlook or trend. For example, AAA exceeds AA, Aa1 exceeds Aa2 and AA exceeds AA-.

Province obtains a credit rating from the three major credit rating agencies: Moody’s Investors Service Inc.; Standard & Poor’s; and the DBRS Morningstar. Overall, Saskatchewan’s credit rating from the three major credit rating agencies ranks second highest among the Canadian provinces.

Government of Saskatchewan Public Accounts 2022-23	11

Financial Statement Discussion and Analysis

Highlights

Accounting Changes

During 2022-23 the Government adopted new accounting standards, including the introduction of fair value measurement for certain financial instruments. The introduction of fair value measurement results in a new component of accumulated (deficit) surplus, called accumulated remeasurement gains and losses. Unrealized changes in fair value are recorded as remeasurement gains and losses.

Changes have been made to the presentation of public debt. Public debt is no longer reported net of sinking fund investments. In all years represented in the FSD&A, sinking fund investments are presented as financial assets, and public debt has been presented at its value gross of sinking fund investments.

12	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

A government’s fiscal management can be gauged through an assessment of its fiscal health in the context of the overall economic and financial environment. Fiscal health describes a government’s ability to meet its existing financial obligations, both with respect to its service commitments to the public and its financial commitments to creditors, employees and others. The assessment of the Government’s fiscal health considers the three elements of sustainability, flexibility and vulnerability on the basis of the following indicators:

Sustainability

•	Accumulated (deficit) surplus to the Province’s GDP

•	Net debt to the Province’s GDP

•	Net debt to total revenue

•	Net debt per capita

Flexibility

•	Financing charges to total revenue

•	Own-source revenue to the Province’s GDP

Vulnerability

•	Non-renewable resources revenue to total expense

•	Transfers from the federal government to total revenue

•	Foreign currency debt to net debt

Sustainability

Sustainability is the degree to which a government can maintain its existing level of spending and meet its existing debt obligations.

Accumulated (Deficit) Surplus to the Province’s GDP

The accumulated (deficit) surplus measures the sum of all current and prior years’ operating results. Gross domestic product (GDP) is a measure of the value of the goods and services produced during a year, indicating the size of the provincial economy. GDP reflects the latest figures available for the current and prior years based on the data produced by Statistics Canada. The indicator takes a long-term view of government finances. The trend of accumulated (deficit) surplus as a percentage of GDP indicates whether the accumulated (deficit) surplus is changing faster or slower than the growth or decline in the economy and provides insight into the Government’s fiscal strategy in the context of the economy.

The decrease in this ratio from 2014 to 2017 was mainly a result of market-driven variables, such as low oil prices. The return to relatively stable ratios from 2018 to 2020 reflects the revenue stability and cost control measures introduced in the 2017-18 budget. A decline in this ratio in 2021 and 2022 was primarily due to the adverse effect of the COVID-19 pandemic on government operations and the economy. In 2022, record drought-related crop insurance claim payouts further adversely impacted the accumulated deficit. An improvement in the ratio in 2023 is the combination of growth in the GDP due to a strengthening provincial economy and a significant decrease in the accumulated deficit. The decrease in the accumulated deficit is largely due to the operating surplus.

Government of Saskatchewan Public Accounts 2022-23	13

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Sustainability (continued)

Net Debt to the Province’s GDP

Net debt is the difference between a government’s financial assets and liabilities and represents the future revenue that is required to pay for past transactions and events. Net debt as a percentage of the Province’s GDP provides a measure of the level of financial demands placed on the economy by the Government’s spending and taxation policies. A lower net debt to GDP ratio is desired and indicates higher sustainability.

The rise in this ratio from 2014 to 2017 is mainly a result of market-driven variables, such as low oil prices, together with the Government’s continued investment in infrastructure. The return to relatively stable ratios from 2018 to 2020 reflects the revenue stability measures introduced in the 2017-18 budget and a strengthening provincial economy over this period of time. A rise in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on government operations and the economy. The ratio stabilized in 2022 as an overall improvement in the economy and a corresponding growth in GDP was offset by an increase in net debt. A decline in the ratio in 2023 is a result of a continued strengthening of the economy, corresponding GDP growth and a reduction in net debt. The reduction in net debt is primarily due to the current year operating surplus.

Net Debt to Total Revenue

Another measure of a government’s sustainability is net debt as a percentage of total revenue. Net debt provides a measure of the future revenue that is required to pay for past transactions and events. A lower net debt to revenue ratio indicates higher sustainability, as less time is required to eliminate net debt.

Over the last ten years, the Government’s net debt as a percentage of total revenue has increased from 32.0 per cent in 2014 to 70.9 per cent in 2023. The fall in revenue, tied to low oil and potash prices in 2016 and 2017, increased this upward trend; however, responsible spending, efforts to reduce reliance on non-renewable resource revenues as well as more favourable non-renewable resource revenues slowed this upward trend from 2018 to 2020. A rise in this ratio in 2021 was primarily due the adverse effect of the COVID-19 pandemic on government operations and the economy, negatively impacting both net debt and total revenues. A decrease in this ratio in 2022 and 2023 is primarily due to an overall improvement in the economy resulting in an increase in total revenue that exceeded the overall increase in net debt over the same period.

14	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Sustainability (continued)

Net Debt per Capita

Figures are based on Statistics Canada first quarter estimates representing the population at January 1 of each year.

Net debt per capita represents the net debt attributable to each Saskatchewan resident. A rise in this ratio indicates the debt burden per resident has grown.

The overall increase in this ratio over the previous ten years is a result of an increase in net debt that exceeds the growth in the Province’s population over the same period. The increase over the period between 2014 and 2017 was mainly a result of market-driven variables, such as low oil prices, together with the Government’s investment in infrastructure. The return to relatively stable ratios from 2018 to 2020 reflects the revenue stability measures introduced in the 2017-18 budget and a strengthening provincial economy over much of this period. A rise in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on government operations and the economy. A further increase in this ratio in 2022 primarily reflects the record drought-related crop insurance claims. A decrease in the ratio in 2023 is due to a decrease in net debt resulting from a continued strengthening of the economy, with increases in non-renewable resources and taxation revenues and a decrease from the prior year record high crop insurance payouts.

Flexibility

Flexibility is the extent to which a government has room to maneuver in terms of increasing its debt or tax burden on the economy.

Financing Charges to Total Revenue

A financing charges to total revenue ratio, often referred to as the interest bite, indicates the proportion of provincial revenue that is required to pay interest charges on general debt and therefore is not available to pay for essential public services and programs. A lower ratio means that there is more money available to provide government services.

Between 2014 and 2020 this ratio was relatively consistent. A rise in this ratio in 2021 was due to both an increase in interest costs tied to COVID-related borrowing and a decrease in total revenue tied to the adverse impact of the COVID-19 pandemic on the provincial economy. In 2022 and 2023, this ratio returned to pre-pandemic levels with an increase in total revenue relative to the increase in interest costs on general debt. In 2023, the Government spent approximately 4.0 cents of each dollar of revenue on financing charges on general debt.

Government of Saskatchewan Public Accounts 2022-23	15

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Flexibility (continued)

Own-Source Revenue to the Province’s GDP

This ratio measures the extent to which the Government is taking income out of the provincial economy, through taxation, non-renewable resources revenue or user fees. An increase in this ratio indicates that the Government’s own-source revenue is growing faster than the economy, reducing the Government’s flexibility to increase revenue without slowing the growth of the provincial economy.

Own-source revenue as a percentage of GDP remained relatively constant between 2014 and 2021 indicating that the Government had not significantly changed its demands on the provincial economy over this time. This constant ratio indicated that the Government’s flexibility was relatively unchanged over that period. In 2022, the significant increase in own-source revenue, largely from insurance, relative to the Province’s GDP growth pushed this ratio up, decreasing the Government’s flexibility to increase own-source revenue without impacting the economy. In 2023, the ratio remains constant as increases in own-source revenue, primarily from non-renewable resources and taxation sources are matched by the continued growth in the Province’s GDP.

Vulnerability

Vulnerability is the extent to which a government is dependent on, or exposed to, risks associated with sources of funding outside its control.

Non-Renewable Resources Revenue to Total Expense

Non-renewable resources revenue is affected by price and sales factors which are beyond a government’s direct control. Non-renewable resources revenue as a percentage of total expense is therefore an indicator of how vulnerable the Province is as a result of its dependence on non-renewable resources revenue to fund its expenses.

In Saskatchewan, non-renewable resources revenue is an important but volatile source of revenue.

A decline in this ratio in 2021 was primarily due to the adverse effect of the COVID-19 pandemic on the economy and government operations. In 2022 and 2023, this ratio increased significantly due to an overall improvement in the economy and a corresponding increase in all categories of non-renewable resources revenue, with the largest increases in potash, oil and gas and resource surcharges. In 2023, this is an indicator of non-renewable resources available to fund expenses.

16	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Assessment of Fiscal Health

Vulnerability (continued)

Transfers from the Federal Government to Total Revenue

The Government does not control the amount of federal transfers that it receives each year. Transfers from the federal government as a percentage of total revenue is therefore an indicator of the degree of vulnerability the Government has as a result of reliance on the federal government for revenue. Generally, a decreasing ratio indicates that a government is less reliant on federal transfers to fund its programs, making it less vulnerable.

In 2023, 16.3 per cent of the Government’s revenue came from transfers from the federal government with the remainder coming from Saskatchewan sources. Between 2014 and 2020, the Government’s ability to fund essential programs and services from own-source revenue remained fairly stable with the exception of significant one-time infrastructure transfers from the federal government received during 2017. An increase in this ratio in 2021 was primarily due to the adverse impact of the COVID-19 pandemic on the economy and the resulting support received from the federal government. In 2022 and 2023, the decrease in this ratio is primarily due to increases in own-source revenue, mainly from non-renewable resources and taxation outpacing increases in transfers from the federal government. In 2023, the ratio returned to pre-pandemic levels.

Foreign Currency Debt to Net Debt

The ratio of foreign currency debt to net debt is an indicator of the degree of vulnerability a government has to currency rate fluctuations. Where the Government holds debt that is issued in foreign currencies it uses cross-currency swaps, a hedging strategy, to effectively convert this debt to Canadian dollar debt. At March 31, 2023, this ratio is nil due to the Government’s hedging strategies. Over the last ten years, exposure to currency rate fluctuations on foreign currency debt has been minimal. Decreasing this exposure through the use of hedging activities mitigates the risk of debt and financing charges changing due to changes in foreign currency rates.

Government of Saskatchewan Public Accounts 2022-23	17

Financial Statement Discussion and Analysis

Details

Revenue

Total revenue is $20.59 billion in 2023, 16.3 per cent of which represents transfers from the federal government and the remaining 83.7 per cent own-source revenue.

Revenue by Source – 2023 ($20.59 billion)

Revenue by Source – Percentage of Total Revenue

* In 2023, key components of “other own-source revenue” include fees (6%), insurance (2%), investment income (1%), and transfers from other governments (1%).

18	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Revenue by Source – Comparison to Budget and Prior Year

*

In 2023 Actual, key components of “other own-source revenue” include fees ($1.31 billion), insurance ($487 million), investment income ($165 million), and transfers from other governments ($81 million).

Total revenue of $20.59 billion in 2023 represents a year-over-year and an actual-to-budget increase of $2.46 billion, or 13.6 per cent, and $3.44 billion, or 20.0 per cent, respectively. This increase over prior year and budget results from increases in non-renewable resources and taxation revenues, partially offset by decrease in net income from GBEs.

Government of Saskatchewan Public Accounts 2022-23	19

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Taxation Revenue – Comparison to Budget and Prior Year

*	In 2023 Actual, key components of “other” include fuel ($474 million) and tobacco ($164 million).

Taxation revenue is $9.81 billion in 2023, an increase of $1.61 billion, or 19.6 per cent, over 2022 and $1.72 billion, or 21.2 per cent, over budget. The increases over prior year and budget are largely due to year-over-year and higher-than-expected increases in corporation, individual income and provincial sales taxes.

Individual income tax

The year-over-year and actual-to-budget increases are primarily due to:

•	an unbudgeted increase in taxable income due to high compensation growth; and

•	an unbudgeted large positive prior-year adjustment due to favourable 2021 taxpayer assessments.

Provincial sales tax

The year-over-year and actual-to-budget increases are primarily due to:

•	a continuation of growth in the Saskatchewan economy and corresponding improvement in the sales tax base, reflecting GDP and retail sales growth.

This increase is partially offset by:

•	Saskatchewan Low Income Tax Credit payments that are higher than the previous year but lower than budget.

Corporation income tax

The year-over-year and actual-to-budget increases are primarily due to:

•	a continuation of the post-COVID economic recovery which resulted in a substantial improvement in the federal tax base forecast.

Actual-to-budget increases were also impacted by:

•	greater-than-expected 2021 taxpayer assessments resulting in a positive prior year adjustment; partially offset by:

•	a one-year extension of the small business rate reduction.

Property tax

The year-over-year increase is primarily due to:

•	an increase in mill rates and normal base growth as new construction occurs.

The actual-to-budget decrease is primarily due to:

•	lower-than-budget assessment growth for commercial, resource and residential property classes.

20	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other tax (including fuel, tobacco and other miscellaneous tax)

The year-over-year and actual-to-budget changes are primarily due to:

•	an unbudgeted increase in Insurance Premiums Tax, primarily due to an increase in insurance product sales;

•	an unbudgeted decrease in fuel tax, primarily due to a decrease in gasoline consumption and an increase in Gasoline Competition Assistance Program rebates, partially offset by an increase in diesel consumption; and

•	an unbudgeted decrease in tobacco tax as a result of reduced consumption, partially offset by lower-than-budget First Nations rebates.

Additionally, the year-over-year increase was also due to:

•	an increase in Corporation Capital Tax, primarily reflecting strong results from both financial institutions and Crown Corporations.

The decrease-over-budget was partially offset by:

•	an increase in vapor products and liquor consumption taxes due to greater-than-budget consumption.

Government of Saskatchewan Public Accounts 2022-23	21

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Non-Renewable Resources Revenue – Comparison to Budget and Prior Year

In 2023, non-renewable resources revenue is $4.60 billion, an increase of $1.68 billion, or 57.6 per cent, over 2022 and a $1.69 billion, or 58.2 per cent, increase when compared to budget. There is a year-over-year and actual-to-budget increase in all non-renewable resources revenue categories with the most significant increases in potash, resource surcharge and oil and natural gas.

Potash

The year-over-year and actual-to-budget increases are primarily due to:

•	the average mine netback price increasing from $683 per K2O tonne in 2022 and $833 per K2O tonne at budget to $1,205 per K2O tonne in 2023;

•	an increase in sales volume from 13.8 million K2O tonnes in the prior year and 13.7 million K2O tonnes at budget to 13.9 million K2O tonnes in 2023; and

•	an unbudgeted decline in the average exchange rate.

These increases are partially offset by:

•	an unbudgeted increase in capital spending deductions and natural gas and operating costs.

In addition:

•	the year-over-year increase is partially offset by a decrease in assessments.

Oil & natural gas

The year-over-year and actual-to-budget increases are primarily due to:

•	a higher average Canadian dollar well-head oil price in Saskatchewan of $91.26 per barrel in 2023, compared to $77.54 per barrel in the prior year and $74.19 at budget. These increases in the average Canadian dollar well-head oil price are due to:
•	a higher average U.S. dollar West Texas Intermediate (WTI) oil price; and

•	a lower average exchange rate; partially offset by

•	a higher-than-budget light-heavy oil blend differential.

•	an increase in oil production compared to the prior year and budget.

Resource surcharge

The year-over-year and actual-to-budget increases is primarily due to:

•	an increase in the oil and gas, potash and uranium sectors, primarily due to higher average prices.

Other non-renewable resources

The year-over-year and actual-to-budget increases are primarily due to:

•	an increase in uranium revenue primarily due to higher prices and increased sales; and

•	an increase in crown land sales due to subsurface mineral rights sales; and

•	an increase in crown land sales due to an increase in oil and gas land sales

In addition, there is:

•	a year-over-year increase in crown land sales due to an increase in oil and gas land sales.

22	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Net Income from GBEs – Comparison to Budget and Prior Year

Net income from GBEs is $250 million in 2023, a decrease of $587 million from 2022 and $492 million from budget. The decreases from both prior year and budget are due to decreases in the insurance and financing and utility sectors, offset partially by an increase in the liquor and gaming sector.

Liquor and gaming

The year-over-year and actual-to-budget increases are primarily a result of:

•	the first full year of casino and video lottery (VLT) operations since COVID-related public health measures were lifted part way through the prior year.

These increases are partially offset by:

•	an unbudgeted loss related to discontinuing retail liquor operations.

Utility

The year-over-year decrease is primarily due to:

•	a decreased margin on electricity sales resulting from:

•	an increase in fuel and purchased power costs due to a change in fuel mix moving to more expensive zero-emission supply sources, higher natural gas and coal prices and higher demand; partially offset by

•	an increase in electricity sales revenue due to increased commercial demand, a
September 2022 rate increase and export sales volume increases sold at higher prices to Alberta and Southwest Power Pool markets;

•	a decreased margin on natural gas sales resulting from:

•	unfavourable year-over-year market value adjustments; partially offset by

•	an in-year rate increase to address increasing market prices;

•	additional asset optimization opportunities resulting from increased market volatility; and

•	increased demand due to both a colder winter and additional customers;

•	greater operating and maintenance expenses primarily due to increased costs for power generation facility overhauls, storm-related emergency power grid infrastructure maintenance and increased spending on information technology initiatives;

•	a decrease in funding for power grid renewal;

•	litigation settlements where:

•	an unfavourable arbitration ruling resulting in an in-year cash settlement for SaskPower; and

•	litigation resolved in favour of SaskEnergy in the prior year;

•	an increase in the estimated decommissioning cost to remediate SaskPower owned sites; and

Government of Saskatchewan Public Accounts 2022-23	23

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Utility (continued)

•	increased financing charges primarily due to higher interest rates as well as additional borrowing for capital investment.

These year-over-year decreases are partially offset by:

•	an increase in natural gas transportation revenue, primarily due to increased demand coupled with an April 2022 rate increase; and

•	an increase in natural gas delivery revenue, primarily due to a colder winter, a mid-year rate increase and additional customers.

The decrease over budget is primarily due to:

•	a lower-than-budget margin on electricity sales, where the unexpected rise in fuel and purchased power costs far exceeded the expected increase in electricity sales revenue;

•	unexpected operating and maintenance costs due to emergency maintenance and overhaul activity on the power grid;

•	unbudgeted increases in the cost of decommissioning and legal settlements; and

•	higher-than-expected financing charges where the cost of borrowing is higher-than-budget and sinking fund earnings lower-than-budget.

These decreases from budget are partially offset by:

•	a small improvement over the budgeted margin on natural gas sales, where significant increases in both natural gas sales revenue and natural gas sales expenses, both due to significantly higher-than-budget market prices, mostly offset each other.

Insurance and financing

The decrease over prior year is primarily due to:

•	a continued decline in investment returns as a result of market volatility primarily associated with rising interest rates;

•	costs associated with corporate transformation at Saskatchewan Government Insurance and Saskatchewan Auto Fund; and
•	a reduction in auto and property insurance underwriting results where an overall growth in premium revenue is more than offset by an increase in claim costs. There were many factors that contributed to the increase in claims costs, including:

•	an increase in the number of catastrophic events for which, unlike the prior year, none were eligible for reinsurance;

•	a continued increase in claim frequency associated with a post-COVID return to the roads;

•	an increase in the average cost per claim related to high levels of inflation and supply chain issues; and

•	an increase in an actuarially determined premium deficiency.

These year-over-year decreases are partially offset by:

•	a large recovery related to an actuarially determined reduction in the workers’ compensation benefit liability primarily resulting from an increase in the valuation discount rate; and

•	a rebate paid to the motoring public of Saskatchewan in the prior year with no rebate in the current year.

The decrease over budget is primarily due to:

•	lower-than-anticipated investment returns, primarily due to a higher-than-anticipated increase in interest rates; and

•	poorer-than-expected auto and property underwriting results mainly due to higher than anticipated summer storm activity, an unbudgeted premium deficiency and unbudgeted inflationary and supply chain pressures on repair costs. These pressures on claims costs were partially offset by higher-than-budget growth in policies written.

These budget-to-actual decreases are partially offset by:

•	a larger-than-budget decrease in the workers’ compensation benefit liability resulting from a higher valuation discount rate than anticipated.

24	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other Own-Source Revenue – Comparison to Budget and Prior Year

Other own-source revenue is $2.57 billion in 2023, a decrease of $144 million, or 5.3 per cent, from 2022 and an increase of $380 million, or 17.4 per cent, when compared to budget. A significant portion of the year-over-year decrease is due to reinsurance recoveries on drought-related crop insurance claims in the prior year. The actual-to-budget increase is primarily due to: greater-than-expected crop insurance premiums, mainly the result of increased insured acres and higher prices; and greater-than-expected donations of COVID-related inventory received in the current year.

Fees

The year-over-year and actual-to-budget increases are due to:

•	an unbudgeted first-time charge of compliance fees for excess carbon emissions;

•	an increase over budget and the prior year in tuition and other education-related fees as COVID-related restrictions ease and students utilize more services; and

•	an increase over budget and the prior year in healthcare fees due to higher rates and service volumes.

These year-over-year increases are partially offset by:

•	a decrease in fees from transportation partnership agreements where the magnitude of prior year projects exceeded that of the current year; and

•	a decrease in forest-related license and permit revenue.

Additionally, the actual-to-budget increase is impacted by greater-than-budget fees for:

•	Treaty Land Entitlement mineral rights;

•	agricultural land lease revenues; and

•	fire support services to other provincial jurisdictions.

Insurance

The year-over-year decrease is due to:

•	a decrease in reinsurance recovery due to greater crop insurance losses related to drought-related claims in the prior year, partially offset by an increase in crop insurance premiums, mainly the result of increased insured acres and higher prices.

The actual-to-budget increase is due to:

•	greater-than-budget crop insurance premiums, mainly the result of increased insured acres and higher prices.

Investment Income

The year-over-year and actual-to-budget increase are due to:

•	an increase in returns on investments, student loans and other financial instruments primarily due to increasing interest rates, partially offset by lower sinking fund earnings.

Government of Saskatchewan Public Accounts 2022-23	25

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Other (including transfers from other governments and miscellaneous)

The year-over-year decrease is mainly due to:

•	a decrease in donations of COVID-19 test kits and personal protective equipment.

This decrease is partially offset by:

•	proceeds from a sale of land related to the new canola crush facility; and

•	an increase in miscellaneous revenue at various Boards of Education.

The actual-to-budget increase is mainly due to:

•	greater-than-expected donations of COVID-19 test kits and personal protective equipment;

•	an unbudgeted cash recovery of prior year expenses;

•	greater-than-expected proceeds from a sale of land related to the new canola crush facility; and

•	greater-than-expected lottery sales.

26	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Revenue (continued)

Transfers from the Federal Government – Comparison to Budget and Prior Year

Federal transfers are $3.36 billion in 2023, a decrease of $103 million, or 3.0 per cent, compared to 2022 and increases of $137 million, or 4.3 per cent, when compared to budget. The year-over-year decrease is mainly due to a decrease in COVID-related funding and one-time Drought Response Initiative funding in the prior year, partially offset by an increase in crop insurance contributions. The actual-to-budget increase is primarily due to greater-than-expected federal contributions to crop insurance and one-time funding in the current year to address medical backlogs.

Canadian Health Transfer

The year-over-year increase is primarily due to:

•	a legislated annual increase in the national allocation equal to the greater of 3 per cent and the three-year moving average of the Canadian nominal GDP growth rate with an adjustment for changes in Saskatchewan’s share of the national population.

The decrease from budget is nominal.

Canadian Social Transfer

The year-over-year increase is primarily due to:

•	a legislated 3 per cent annual increase in the national allocation with an adjustment made for changes in Saskatchewan’s share of the national population.

The decrease from budget is nominal.

Other transfers from the federal government

The year-over-year and actual-to-budget changes are primarily due to:

•	a budgeted decrease in funding for COVID-related health, safety and financial support measures;
•	a budgeted decrease related to one-time funding received in the prior year for the Drought Response Initiative to compensate livestock producers;

•	a budgeted decrease in funding for the Accelerated Site Closure Program related to a planned decrease in activity in the reclamation of inactive oil wells;

•	federal funding for disaster assistance which is less than the prior year but greater than budgeted;

•	an unbudgeted increase in federal contributions to crop insurance premiums, mainly the result of increased insured acres and higher prices;

•	funding for Saskatchewan’s share of the Early Learning and Child Care agreements for which increased funding, tied to increased spending over the prior year, is slightly less-than-budget;

•	a one-time unbudgeted Canada Health Transfer top-up to reduce surgical and other medical procedures backlogs;

•	federal reimbursements through the Investing in Canada Infrastructure Program which are greater than the prior year but less than budgeted; and

•	an unbudgeted increase in claims for the Wildlife Damage Compensation Program due to higher crop prices and an activity related unbudgeted increase in the Farm and Ranch Water Infrastructure Program.

Government of Saskatchewan Public Accounts 2022-23	27

Financial Statement Discussion and Analysis

Details

Expense

Total expense was $19.01 billion in 2023, 56.8 per cent of which represents spending in the health and education sectors. The SFS report expense by theme and by object, or major type of expense such as salaries and benefits, transfers and operating costs.

Expense by Theme – 2023 ($19.01 billion)

Expense by Theme – Percentage of Total Expense

*   In 2023, key components of “other” include financing charges (4%), community development (4%), economic development (4%), transportation (3%), general government (3%) and environment and natural resources (2%).

28	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Expense (continued)

Expense by Theme – Comparison to Budget and Prior Year

*

In 2023 Actual, key components of “other” include financing charges ($816 million), community development ($758 million), economic development ($734 million), transportation ($627 million), general government ($512 million) and environment and natural resources ($353 million).

Total expenses are $19.01 billion in 2023. This represents a decrease of $591 million, or 3.0 per cent, from the prior year and an increase of $1.39 billion, or 7.9 per cent, over budget. The agriculture theme saw the most notable impact as drought conditions significantly improved in parts of the province resulting in crop insurance payouts lower than the prior year but greater than budget. Additionally, there is a significant increase in the economic development theme, both year-over-year and from budget, for Saskatchewan Affordability Tax Credit payments made to Saskatchewan residents.

Health

The year-over-year increase is primarily due to:

•	a general increase in the cost of delivering healthcare primarily due to inflationary pressures and increased demand for services as evidenced by higher surgical volumes;

•	increased investment in the health care information system and supporting infrastructure, modernization and security; and

•	increases in utilization for medical services and medical education programs, including out-of-province medical services, as well as the Senior Citizens’ Ambulance Assistance, Saskatchewan Aids to Independent Living and the Supplementary Health programs.

These increases are partially offset by:

•	a reduction in COVID-related expenses including immunization clinics, contact tracing and the distribution of federally donated COVID test kits.

The increase from budget is mainly attributed to:

•	higher-than-budget costs for delivering healthcare primarily due to inflationary pressures, greater-than-budgeted demand for services, increased overtime costs and contracted positions, partially offset by savings from an increase in the number of vacant positions;
•	greater-than-expected utilization and inflationary pressures, leading to increased costs for medical supplies and drug usage;

•	higher-than-budget utilization and distribution of federally donated COVID test kits;

•	greater-than-budget building repairs and maintenance due to COVID-related delays in prior years; and

•	higher-than-budget utilization in the Saskatchewan Prescription Drug, Supplementary Health, Senior Citizens’ Ambulance Assistance and Air Ambulance programs.

Government of Saskatchewan Public Accounts 2022-23	29

Financial Statement Discussion and Analysis

Details

Expense (continued)

Education

The year-over-year increase is primarily due to:

•	increased costs in boards of education related to a negotiated salary increase in 2022, inflationary pressures, increased enrollment and continuing COVID-related spending mainly for staff absenteeism; and

•	increased spending related to the Canada-wide Early Learning and Child Care agreements.

These increases are partially offset by:

•	a decrease in pension costs for the Teacher’s Superannuation Plan (TSP) primarily due to fully amortized prior year losses, new gains arising from plan experience differences and changes in actuarial assumptions for inflation and salary; and

•	reduced costs related to the wind-down of the Provincial Training Allowance program.

The decrease from budget is mainly attributed to:

•	lower-than-expected pension costs for TSP primarily due to gains for the change in the interest rate assumption being higher-than-estimated; and

•	lower-than-anticipated spending related to the Canada-wide Early Learning and Child Care agreements.

These decreases are partially offset by:

•	higher-than-anticipated costs in boards of education due to increased spending on K-12 initiatives, preventative maintenance and renewal, staffing to address increased enrollment and inflationary pressures.

Agriculture

The year-over-year decrease is primarily due to:

•	drought conditions that were widespread in the prior year but limited to western areas of the province in 2022-23, resulting in a significant decrease in crop insurance indemnities paid to producers; and
•	prior year relief payments to livestock producers under the federal-provincial Drought Response Initiative, a one-year program offered in 2022.

The increase over budget is mainly attributed to:

•	drought conditions in the western part of the province during 2022-23, resulting in higher-than-budget crop insurance indemnities paid to producers;

•	higher-than-budget payments under the Wildlife Damage Compensation program due to higher crop prices;

•	greater-than-anticipated AgriStability indemnities; and

•	an increase over the budgeted program activity under the Farm and Ranch Water Infrastructure program.

Social services and assistance

The year-over-year increase is primarily due to:

•	increased utilization of the Saskatchewan Income Support and the Saskatchewan Assured Income for Disability programs;

•	increased spending in various disability and child and family programs to address utilization pressures, to increase funding to community-based organizations and for expansion and enhancement of existing services; and

•	increased social housing maintenance and renovation costs.

The decrease from budget is primarily due to:

•	lower-than-anticipated utilization of the Saskatchewan Income Support program which was partially offset by higher-than-anticipated utilization of the Saskatchewan Assured Income for Disability and Saskatchewan Rental Housing Supplement programs.

30	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Expense (continued)

Protection of persons and property

The year-over-year and budget-to-actual changes are primarily due to:

•	increased Provincial Disaster Assistance claims, resulting from extreme weather events; partially offset by

•	the costs associated with fire and emergency response activities that were lower than the prior year but higher than budget.

In addition, there is:

•	a year-over-year increase for the establishment of Provincial Protective Services, which integrates Saskatchewan’s enforcement services under a single organizational structure; and

•	an increase over budget in correctional facilities due to higher-than-anticipated inmate counts.

Other expense themes (including financing charges, community development, economic development, transportation, general government, and environment and natural resources)

The year-over-year increase is primarily due to:

•	the $500 Saskatchewan Affordability Tax Credit payments made to Saskatchewan residents during the year;

•	an increase in financing charges primarily related to increased debt and interest rates;

•	increased payments to First Nations and Métis organizations as gaming profits returned to normal post-COVID, partially offset by a fall off of pandemic support payments;

•	increased costs related to information technology management, coordination and transformation initiatives;

•	increased infrastructure funding to municipalities through the Investing in Canada Infrastructure program;

•	increased grants provided for investment in film and television production;

•	increased input costs for highways winter maintenance and surface preservation;

•	increased payments to municipalities as a result of federal transit and housing supports; and
•	increased pension related financing charges primarily due to higher interest rates and a lower return on TSP assets, offset by declining pension obligation balances.

These increases over prior year are partially offset by:

•	the completion of the Saskatchewan Economic Recovery Rebate program which subsidized power bills in the prior year;

•	decreased funding to communities through the federal Canada Community-Building Fund related to a one-time pandemic recovery top-up in the prior year;

•	decreased capital funding for utilities related to power grid renewal in the prior year;

•	decreased spending related to the completion of the Accelerated Site Closure Program;

•	decreased expenses in the environment and transportation themes related to the transfer of conservation and highway patrol officers to the newly established Provincial Protective Services, which is reflected in the increased expenses in the protection of persons and property theme; and

•	decreased payments under the Small Business Emergency Payment program.

The increase from budget is primarily due to:

•	unbudgeted $500 Saskatchewan Affordability Tax Credit payments made to Saskatchewan residents;

•	higher-than-budget post-COVID gaming profits resulting in higher-than-expected payments to First Nations and Metis organizations;

•	greater-than-expected weather-related highway winter maintenance costs;

•	unbudgeted payments to municipalities as a result of federal transit and housing supports; and

•	higher-than-expected pension-related financing charges primarily due to greater-than-budget interest rates.

These increases from budget are partially offset by:

•	lower-than-anticipated funding to municipalities through the Investing in Canada Infrastructure program;

•	lower-than-anticipated activity for the Accelerated Site Closure program;

•	unbudgeted changes in public employee benefit plans’ insurance provisions;

•	deferred costs for information technology project implementation;

•	lower-than-anticipated spending on northern water and sewer projects due to unexpected delays; and

•	lower-than-budget financing charges primarily due to lower-than-expected overall borrowing, partially offset by greater-than-budget interest rates.

Government of Saskatchewan Public Accounts 2022-23	31

Financial Statement Discussion and Analysis

Details

Expense (continued)

Expense by Object – 2023 ($19.01 billion)

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of “other” is amortization of capital assets.

Expense by Object – Percentage of Total Expense

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of “other” is amortization of capital assets.

Expense by Object

The most significant change is a $929 million decrease in operating costs, primarily due to record crop insurance claims in the prior year resulting from drought conditions experienced across the province.

*	Transfers are provided to third parties for salaries, capital and other costs.
**	The key component of “other” is amortization of capital assets.

32	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Expense (continued)

Financing Charges

*	In 2016, the inclusion of an additional three months of operations of certain GBEs contributed approximately $120 million to GBE financing charges.

The Statement of Operations reports financing charges that the Government incurs related to its general debt, unfunded pension liability and obligations under long-term financing arrangements (P3 obligations) but does not include government business enterprise (GBE) financing charges. GBE financing charges are included in the net income from GBEs reported on the Statement of Operations and disclosed in schedule 3 of the SFS. For general debt, financing charges are determined by the amount of general debt and the interest rate attached to that debt.

Financing charges have increased in recent years mainly due to an increase in debt financing for the replacement of aging infrastructure as well as for the building of new capacity to meet the demands of the Province’s growing population.

The average effective interest rate on gross debt during 2023 was 3.2 per cent (2022 - 3.1 per cent). Pension interest expense is a function of the unfunded pension liability and the interest costs that are based on the Government’s borrowing rates. The average effective interest rate on the unfunded pension liability during 2023 was 2.9 per cent (2022 - 2.6 per cent). Interest on P3 obligations, ranging from 3.1 to 3.5 per cent, reflects the Government’s cost of borrowing at the date the P3 contract was signed.

Government of Saskatchewan Public Accounts 2022-23	33

Financial Statement Discussion and Analysis

Details

Financial Assets

Financial assets represent the amount of resources available to the Government that can be converted to cash to meet obligations or fund operations.

Financial Assets

*

Beginning in 2023, sinking fund investments are reported as financial assets with prior year balances reclassified to conform with this presentation. In addition, beginning in 2023, portfolio investments include amounts reclassified from cash and cash equivalents and the fair value remeasurement of certain portfolio investments.

**	At March 31, 2023, primarily accounts receivable ($2.19 billion), portfolio investments ($1.46 billion) and loans receivable ($994 million).

From 2019 to 2023, financial assets increased by $2.95 billion. This was primarily a result of an $998 million increase in portfolio investments and $577 million increase in investment in GBEs.

Liabilities

Liabilities represent the obligations the Government has to others arising from past transactions or events.

Liabilities

*	Beginning in 2023, general debt is no longer reported net of sinking fund investments. Prior year balances have been reclassified to conform with this presentation.
**	At March 31, 2023, primarily accounts payable and accrued liabilities ($3.47 billion).

From 2019 to 2023, liabilities increased by $5.71 billion. This was primarily a result of a $6.79 billion increase in general debt.

34	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Liabilities (continued)

Public Debt

*	Beginning in 2023, public debt is no longer reported net of sinking fund investments. Prior year balances have been reclassified to conform with this presentation.

Public debt consists of:

•	general debt, which is:

•	debt issued by the General Revenue Fund (GRF) and other government service organizations (GSOs); and

•	debt issued by the GRF and subsequently loaned to GBEs; and

•	GBE specific debt, which is debt issued by GBEs or debt issued by the GRF specifically on behalf of GBEs where the Government expects to realize the receivables from the GBEs and settle the external debt simultaneously.

The general debt on the Statement of Financial Position does not include GBE specific debt. GBE specific debt is included in the Investment in GBEs reported on the Statement of Financial Position and disclosed in schedule 9 of the SFS.

At March 31, 2023, the SFS report general debt of $18.86 billion and GBE specific debt of $11.10 billion. General debt, after several years of little change, has increased over the past eight years. Until 2021, these increases helped to finance the replacement of aging infrastructure as well as build new capacity to meet the demands of a growing population in the Province. The increase since 2021 is primarily a combination of COVID-related economic stimulus spending on infrastructure and borrowing to cover COVID-related revenue shortfalls and incremental expenses.

Pension Liabilities

Pension liabilities represent the future obligations for the Government’s defined benefit pension plans. The pension liability fluctuates with changes in actuarial assumptions such as interest rates and life expectancy. The Government limited its pension exposure over 40 years ago when it closed the main defined benefit plans to new members and introduced defined contribution plans. There is no liability exposure for the Government under defined contribution plans.

At March 31, 2023, the SFS report pension liabilities of $6.12 billion, a decrease of $96 million since 2014. Pension liability increases up to 2016 represent the amount by which pension costs, including interest on the pension liabilities and actuarial adjustments, exceeded payments to the pension plans and retirees. This was primarily a result of a decline in interest rates over the same period of time, where small fluctuations in interest rates had a significant impact on the pension liability. Since 2016, the pension liability has decreased by $1.80 billion as payments have begun to exceed the pension costs.

Government of Saskatchewan Public Accounts 2022-23	35

Financial Statement Discussion and Analysis

Details

Liabilities (continued)

Obligations under Long-Term Financing Arrangements

Obligations under long-term financing arrangements represent the Government’s liability for public private partnerships (P3s). P3 obligations increase as the related assets are built (percentage of completion basis), and are reduced as payments are made to the P3 partner.

The Government is party to four P3 arrangements (as disclosed in schedule 10 of the SFS). All four P3 projects have been operational since 2020.

Non-Financial Assets

Non-financial assets typically represent resources that the Government can use to provide services in the future. Non-financial assets primarily consist of capital assets but also include inventories held for consumption and prepaid expenses.

Net Book Value of Capital Assets

The Statement of Financial Position reports a net book value of capital assets recognized by government service organizations (GSOs) and does not include the capital assets recognized by GBEs. Capital assets recognized by GBEs are included in the investment in GBEs reported on the Statement of Financial Position and disclosed in schedule 3 of the SFS. The net book value represents the original cost of capital assets net of accumulated amortization, disposals and write-downs in value.

The net book value of capital assets recognized by the Government has steadily increased over the last five years indicating that the Government has been acquiring new, or replacing existing, capital assets.

Acquisition of capital assets in 2023 was $2.66 billion, $1.66 billion acquired by GBEs and $999 million by GSOs. The investment in capital assets made by GSOs is primarily in the transportation, health and education sectors mainly for road, bridge and water management assets ($434 million) and land, buildings and improvements ($345 million). The GBEs continued to replace aging infrastructure and invest in capital projects to meet the demand for growth and improve safety.

36	Government of Saskatchewan Public Accounts 2022-23

Financial Statement Discussion and Analysis

Details

Cash Flow

The Statement of Cash Flow reports on the sources and uses of cash and cash equivalents during the year During the year, the Government’s overall cash position decreased by $55 million, from $3.05 billion in 2022 to $3.00 billion in 2023.

Sources of Cash

The primary source of cash is $9.78 billion from taxation. Other significant sources of cash are $4.64 billion from non-renewable resources and $3.33 billion from transfers from Federal Government.

Uses of Cash

The most significant use of cash is $7.96 billion for salaries and benefits largely for frontline service providers in the health and education sectors. Another significant use of cash is $5.66 billion for transfers mainly in the health, social services and assistance, and education themes.

Government of Saskatchewan Public Accounts 2022-23	37

Financial Statement Discussion and Analysis

Risks and Uncertainties

The Government is subject to risks and uncertainties that arise from variables which the Government cannot directly control. These risks and uncertainties include:

•	changes in economic factors such as economic growth or decline, commodity and non-renewable resource prices, inflation, interest rates, marketplace competition, trade barriers, population change, personal income and retail sales;

•	exposure to interest rate risk, foreign exchange rate risk, price risk, credit risk and liquidity risk (see note 4 of the SFS);

•	changes in transfers from the federal government;

•	utilization of government services, such as insurance, health care and social services;

•	volatility in the pension liability due to external factors such as interest rates and actuarially determined assumptions of future events;

•	other unforeseen developments including unusual weather patterns and natural and other disasters;

•	criminal or malicious attacks, both cyber and physical in nature, potentially resulting in business interruption, privacy breach and loss of, or damage to, information, facilities and equipment;

•	identification and quantification of environmental liabilities;

•	supply chain disruptions and other factors that could hinder the safe delivery of products and services;

•	outcomes from litigation, arbitration and negotiations with third parties;

•	changes in reported results where actual experience may differ from initial estimates as discussed in note 3 of the SFS; and

•	changes in accounting standards.

Recognizing that Saskatchewan is reliant on the revenue from non-renewable resources and that the Province’s financial results can be influenced by other external factors, the Government takes a prudent approach in developing its budget assumptions for macroeconomic variables and non-renewable resources prices. The Government uses a number of forecasts from national forecasting agencies and banks, private industry and private sector analysts when developing the underlying assumptions for fiscal forecasts both on budget day and throughout the fiscal year.

The fiscal impact of changes in the underlying economic assumptions, including non-renewable resources prices, are estimated on a regular basis to quantify the risk associated with each forecast assumption. By understanding the size of the risk inherent in the fiscal projections, the Government is better able to make sound financial decisions.

Finally, for the Government to meet its challenges of growth and remain competitive where it operates in a competitive environment, attention is directed towards maintaining and investing in the Province’s infrastructure to support the steady growth the Province has been experiencing and to allow for continued growth in the future.

38	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Summary Financial Statements

Responsibility for the Summary Financial Statements

The Government is responsible for the Summary Financial Statements. The Government maintains a system of accounting and administrative controls to ensure that accurate and reliable financial statements are prepared and to obtain reasonable assurance that transactions are authorized, assets are safeguarded, and financial records are maintained.

The Provincial Comptroller prepares these statements in accordance with generally accepted accounting principles for the public sector, using the Government’s best estimates and judgement when appropriate. He uses information from the accounts of the General Revenue Fund, Crown corporations and other government organizations to prepare these statements.

The Provincial Auditor expresses an independent opinion on these statements. Her report, which appears on the following page, provides the scope of her audit and states her opinion.

Treasury Board approves the Summary Financial Statements. The statements are tabled in the Legislative Assembly as part of the Public Accounts and referred to the Standing Committee on Public Accounts for review.

On behalf of the Government of the Province of Saskatchewan.

DONNA HARPAUER

Deputy Premier and

Minister of Finance

MAX HENDRICKS

Deputy Minister of Finance

CHRIS BAYDA

Provincial Comptroller

Regina, Saskatchewan

June 2023

Government of Saskatchewan Public Accounts 2022-23	41

Summary Financial Statements

Independent Auditor’s Report

To the Members of the Legislative Assembly of Saskatchewan

Opinion

We have audited the consolidated financial statements of the Government of Saskatchewan, which comprise the consolidated Statement of Financial Position as at March 31, 2023, and the consolidated Statements of Operations, Accumulated Operating Deficit, Accumulated Remeasurement Gains and Losses, Change in Net Debt, and Cash Flow for the year then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the consolidated financial position of the Government of Saskatchewan as at March 31, 2023, and the consolidated results of its operations, accumulated remeasurement gains and losses, changes in net debt, and cash flows for the year then ended in accordance with Canadian public sector accounting standards.

Basis for Opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are independent of the Government of Saskatchewan in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Key Audit Matters

Key audit matters are those matters that, in our professional judgment, were most significant in our audit of the consolidated financial statements for the current period. These matters were addressed in the context of our audit of the consolidated financial statements as a whole, and in forming our opinion thereon. We do not provide a separate opinion on these matters.

Asset Retirement Obligations

During 2022–23, the Government of Saskatchewan adopted the new public sector accounting standard PS 3280 Asset Retirement Obligations retroactively as disclosed in Note 9—Adjustment to Accumulated Deficit. We note that the Government adopted the standard without restatement of prior periods. As a result, the Government recorded asset retirement obligations on the Statement of Financial Position totalling $321.0 million at March 31, 2023 (2022: $0 million). Asset retirement obligations included $312.5 million related to asbestos in certain buildings and $8.5 million related primarily to fuel tanks, as disclosed in Schedule 6—Accounts Payable and Accrued Liabilities. The Government recorded the asset retirement obligations using its best estimate of the amount required to retire controlled tangible capital assets. The Government contracted experts to help it determine its best estimate.

We identified asset retirement obligations as a key audit matter because processes to initially identify and estimate the amount required to retire all controlled tangible capital assets can be complex in the year the standard is first applied, requiring significant judgment and assumptions.

Our audit work to address this key audit matter included evaluating completeness and accuracy of tangible capital assets with retirement obligations, appropriateness of valuation methods used to estimate the obligation, and reasonableness of assumptions used to estimate cost of the obligation including any discount periods and rates applied. We also evaluated disclosures in the consolidated financial statements and reviewed the estimate for management bias.

Government of Saskatchewan Public Accounts 2022-23	43

Summary Financial Statements

Pension Liabilities

The Government of Saskatchewan had pension liabilities on the Statement of Financial Position totalling $6.1 billion at March 31, 2023 (2022: $6.4 billion) related to several defined benefit pension plans and one joint defined benefit plan as described in Note 5—Retirement Benefits and Schedule 8—Pension Liabilities. The Government contracts actuaries to estimate the accrued pension benefit obligation and other information required for disclosures in the consolidated financial statements. Note 3—Measurement Uncertainty describes measurement uncertainty exists because actual experience may differ from actuarial or historical estimations.

We identified pension liabilities as a key audit matter as this is a complex estimate requiring significant judgment based on long-term assumptions about future events, employee pensionable service, and economic conditions. Small changes in long-term assumptions, such as discount and inflation rates, can have a material impact on the liabilities, assets, and expenses. Schedule 8—Pension Liabilities outlines the impact a change in the discount rate would have on certain pension plans.

Our audit work to address this key audit matter included assessing the appropriateness of the actuarial methodology, reasonableness of assumptions, and completeness and accuracy of data provided to the actuary for estimating the pension liabilities. We also evaluated processes to adjust for actuarial gains and losses in accordance with Canadian public sector accounting standards, completed a retrospective review to determine the accuracy of previous estimates made, evaluated disclosures in the consolidated financial statements, and reviewed the estimates for management bias.

Individual and Corporate Income Taxation Revenue

Taxation revenue is significant to the Government of Saskatchewan’s Statement of Operations. Individual and corporate income tax provided $5.1 billion in revenue in 2022–23 (2021–22: $3.9 billion), as included in Schedule 14—Revenue. The Government of Saskatchewan recognizes this tax revenue when taxpayers earn income. As the Government assesses taxes for a calendar year, and it finalizes assessments in the following calendar year, the Government estimates these tax revenues based on cash received from the Federal Government adjusted for assessment data from the Federal Government when it provides a more reliable estimate. Note 3—Measurement Uncertainty describes measurement uncertainty exists due to differences that may arise in final tax assessments and initial economic estimates.

We identified the estimates of individual and corporate taxation revenues as a key audit matter as they are complex and involve several inputs and assumptions.

Our audit work to address this key audit matter included assessing the appropriateness of the methods used to make these estimates, testing the accuracy and completeness of the underlying data supporting these estimates, testing the accuracy of the calculations to support these estimates, and performing a retrospective review to determine the accuracy of previous estimates made. Audit procedures also included evaluating disclosures in the consolidated financial statements and reviewing the estimates for management bias.

Non-Renewable Resources Revenue

Non-renewable resources provided $4.6 billion in revenue in 2022–23 (2021–22: $2.9 billion), including $2.4 billion (2021–22: $1.3 billion) from potash, $1.1 billion (2021–22: $1.0 billion) from oil and natural gas, and $0.9 billion (2021–22: $0.5 billion) from resource surcharge as included in Schedule 14—Revenue. The Government of Saskatchewan recognizes potash revenue primarily based on operating profits generated, oil and natural gas revenue primarily based on price and production, and resource surcharge revenue based on sales volumes and prices. Note 3—Measurement Uncertainty describes measurement uncertainty exists due to differences in actual potash operating profits from initial estimates, price and production sensitivities in oil and natural gas royalty structures, and differences in final valuation of resource sales from initial estimates.

We identified the estimates of non-renewable resources revenues as a key audit matter as they are complex and involve several inputs and assumptions.

44	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Our audit work to address this key audit matter included assessing the appropriateness of the methods used to make these estimates, testing the accuracy and completeness of the underlying data supporting these estimates, testing the accuracy of the calculations to support these estimates, and performing a retrospective review to determine the accuracy of previous estimates made. Audit procedures also included evaluating disclosures in the consolidated financial statements and reviewing the estimates for management bias.

Other Information

Management is responsible for the other information. The other information comprises the information included in Public Accounts 2022-23 Volume 1 Summary Financial Statements, but does not include the consolidated financial statements and our auditor’s report thereon.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or any knowledge obtained in the audit, or otherwise appears to be materially misstated. If, based on the work we have performed on this other information, we conclude that there is a material misstatement of this other information, we are required to report that fact in this auditor’s report. We have nothing to report in this regard.

Responsibilities of Management and Those Charged with Governance for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian public sector accounting standards for Treasury Board’s approval, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Government of Saskatchewan’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless the Government of Saskatchewan either intends to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Government of Saskatchewan’s financial reporting process.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

Government of Saskatchewan Public Accounts 2022-23	45

Summary Financial Statements

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Government of Saskatchewan’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•

Conclude on the appropriateness of management’s use of the going concern basis of accounting and based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Government of Saskatchewan’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Government of Saskatchewan to cease to continue as a going concern.

•

Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•

Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Government of Saskatchewan to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the consolidated financial statement audit. We are solely responsible for the auditor’s opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control identified during the audit. We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards. The engagement partner on the audit resulting in this independent auditor’s report is Trevor St. John, CPA, CA, CISA.

From the matters communicated with those charged with governance, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, we determine that a matter should not be communicated in our report because the adverse consequences of doing so would reasonably be expected to outweigh the public interest benefits of such communication.

Regina, Saskatchewan	TARA CLEMETT, CPA, CA, CISA
June 15, 2023	Provincial Auditor
Office of the Provincial Auditor

46	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Statement of Financial Position

As at March 31, 2023

(thousands of dollars)

	2023	2022
Financial Assets
Cash and cash equivalents	3,000,639	3,055,314
Accounts receivable (schedule 1)	2,192,978	2,298,513
Loans receivable (schedule 2)	994,423	553,467
Investment in government business enterprises (schedule 3)	7,244,454	7,692,148
Sinking fund investments (schedule 4)	1,205,314	1,207,011
Portfolio investments (schedule 5)	1,456,030	467,085
Derivative assets	57,482	—
Other financial assets	3,895	3,869

Total Financial Assets	16,155,215	15,277,407

Liabilities
Accounts payable and accrued liabilities (schedule 6)	3,467,884	3,156,408
Unearned revenue (schedule 7)	292,172	437,403
Pension liabilities (note 5)(schedule 8)	6,118,997	6,433,849
General debt (schedule 9)	18,857,949	18,815,231
Obligations under long-term financing arrangements (schedule 10)	1,373,123	1,407,407
Derivative liabilities	90,114	—
Other liabilities (schedule 11)	552,783	515,288

Total Liabilities	30,753,022	30,765,586

Net Debt	(14,597,807)	(15,488,179)

Non-Financial Assets
Tangible capital assets (schedule 12)	12,635,018	12,318,579
Inventories held for consumption (schedule 13)	278,158	268,619
Prepaid expenses	80,640	68,724

Total Non-Financial Assets	12,993,816	12,655,922

Accumulated Deficit[1]	(1,603,991)	(2,832,257)

[1] Comprised of:
	2023	2022
Accumulated operating deficit	(1,771,000)	(2,832,257)
Accumulated remeasurement gains	167,009	—

Accumulated Deficit	(1,603,991)	(2,832,257)

Contractual rights and obligations (note 7)

Contingencies (note 8)

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2022-23	47

Summary Financial Statements

Statement of Operations

For the Year Ended March 31, 2023

(thousands of dollars)

	2023		2022
	Budget	Actual	Actual
Revenue
Taxation	8,092,800	9,811,795	8,202,263
Non-renewable resources	2,910,100	4,603,133	2,919,999
Net income from government business enterprises (schedule 3)	742,500	250,246	837,651
Other own-source	2,192,500	2,572,862	2,717,124
Transfers from the federal government	3,219,700	3,356,565	3,459,134

Total Revenue (schedule 14)	17,157,600	20,594,601	18,136,171

Expense
Health	6,823,500	7,010,107	6,882,972
Education	3,800,400	3,792,179	3,685,349
Agriculture	1,040,100	1,835,020	3,194,351
Social services and assistance	1,623,900	1,587,321	1,458,370
Protection of persons and property	936,200	988,625	961,343
Financing charges (schedule 16)	812,000	816,252	718,206
Community development	729,900	758,161	682,889
Economic development	327,700	733,943	520,774
Transportation	610,300	627,256	633,494
General government	544,600	512,045	463,599
Environment and natural resources	371,900	352,956	403,120

Total Expense (schedule 15)	17,620,500	19,013,865	19,604,467

Operating Surplus (Deficit)	(462,900)	1,580,736	(1,468,296)

The accompanying notes and schedules are an integral part of these financial statements.

48	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Statement of Accumulated Operating Deficit

For the Year Ended March 31, 2023

(thousands of dollars)

	2023		2022
	Budget	Actual	Actual
Accumulated operating deficit, beginning of year	(2,832,257)	(2,832,257)	(1,367,641)
Adjustment to accumulated operating deficit (note 9)	(157,600)	(519,479)	(87,770)
Operating surplus (deficit)	(462,900)	1,580,736	(1,468,296)
Other comprehensive income (schedule 3)[1]	—	—	91,450

Accumulated Operating Deficit, End of Year	(3,452,757)	(1,771,000)	(2,832,257)

[1]	Beginning in 2022-23, other comprehensive income is reported on the Statement of Accumulated Remeasurement Gains and Losses (note 9).

Statement of Accumulated Remeasurement Gains and Losses

For the Year Ended March 31, 2023

(thousands of dollars)

2023
Actual
Unrealized gains (losses) attributable to:
Foreign exchange	(124,992)
Derivatives	12,629
Portfolio investments	(14,938)

Total unrealized losses	(127,301)
Realized net gains on portfolio investments, reclassified to statement of operations	(11,290)
Other comprehensive loss (schedule 3)[1]	(56,478)

Net remeasurement loss	(195,069)
Adjustment to accumulated remeasurement gains and losses (note 9)	362,078

Accumulated Remeasurement Gains, End of Year	167,009

[1]	Beginning in 2022-23, other comprehensive loss is no longer reported on the Statement of Accumulated Operating Deficit (note 9).

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2022-23	49

Summary Financial Statements

Statement of Change in Net Debt

For the Year Ended March 31, 2023

(thousands of dollars)

	2023		2022
	Budget	Actual	Actual
Operating Surplus (Deficit)	(462,900)	1,580,736	(1,468,296)

Tangible Capital Assets (schedule 12)
Acquisitions	(1,231,800)	(999,469)	(948,554)
Amortization	592,600	684,401	641,530
Disposals	—	18,968	7,148
Write-downs	—	870	2,505
Adjustments	—	(21,209)	(3,935)

Net Acquisition of Tangible Capital Assets	(639,200)	(316,439)	(301,306)
Net Acquisition of Other Non-Financial assets	—	(21,455)	(39,565)

Increase in Net Debt from Operations	(1,102,100)	1,242,842	(1,809,167)
Adjustment to accumulated operating deficit (note 9)	(157,600)	(519,479)	(87,770)
Adjustment to accumulated remeasurement gains and losses (note 9)	—	362,078	—
Net remeasurement loss[1]	—	(195,069)	—
Other comprehensive income (schedule 3)[1]	—	—	91,450

Decrease (increase) in net debt	(1,259,700)	890,372	(1,805,487)
Net debt, beginning of year	(15,488,179)	(15,488,179)	(13,682,692)

Net Debt, End of Year	(16,747,879)	(14,597,807)	(15,488,179)

[1]	Beginning in 2022-23, other comprehensive income is included in net remeasurement loss (note 9).

The accompanying notes and schedules are an integral part of these financial statements.

50	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Statement of Cash Flow

For the Year Ended March 31, 2023

(thousands of dollars)

	2023	2022
Operating Activities
Operating surplus (deficit)	1,580,736	(1,468,296)
Non-cash items included in the operating surplus (deficit)
Net income from government business enterprises (schedule 3)	(250,246)	(837,651)
Other non-cash items included in the operating surplus (deficit) (schedule 18)	665,572	632,733
Net change in non-cash operating activities (schedule 18)	(402,809)	(942,951)
Dividends received from government business enterprises (schedule 3)	629,462	665,369

Cash Provided by (Used for) Operating Activities	2,222,715	(1,950,796)

Capital Activities
Acquisition of tangible capital assets (schedule 12)	(999,469)	(948,554)
Proceeds on disposal of tangible capital assets	47,263	8,057

Cash Used for Capital Activities	(952,206)	(940,497)

Investing Activities
Net increase in loans receivable	(439,690)	(55,036)
Repayment of equity advances to government business enterprises	12,000	38,300
Acquisition of portfolio investments	(1,178,664)	(188,481)
Disposition of portfolio investments	512,402	146,543
Sinking fund contributions for general debt (schedule 4)	(241,109)	(196,701)
Sinking fund redemptions for general debt (schedule 4)	157,671	10,717

Cash Used for Investing Activities	(1,177,390)	(244,658)

Financing Activities
Proceeds from general debt	1,675,064	3,389,299
Repayment of general debt	(1,512,683)	(54,680)
Repurchase of general debt	(56,086)	—
Decrease in obligations under long-term financing arrangements	(34,284)	(33,270)
Increase in other liabilities[1]	52,472	27,295

Cash Provided by Financing Activities	124,483	3,328,644

Increase in cash and cash equivalents	217,602	192,693
Cash and cash equivalents, beginning of year	3,055,314	2,862,621
Adjustment to cash and cash equivalents (note 9)	(272,277)	—

Cash and Cash Equivalents, End of Year	3,000,639	3,055,314

[1]	Excludes the changes in unamortized debt related costs, which are classified as operating activities.

The accompanying notes and schedules are an integral part of these financial statements.

Government of Saskatchewan Public Accounts 2022-23	51

Summary Financial Statements

Notes to the Financial Statements

As at March 31, 2023

1. Significant Accounting Policies

Basis of accounting

These financial statements are prepared in accordance with Canadian public sector accounting standards issued by the Public Sector Accounting Board.

Government reporting entity

The government reporting entity consists of public sector entities (entities), which include government service organizations, government business enterprises and partnerships.

Government service organizations and government business enterprises are entities controlled by the Government. Controlled entities that are self-sufficient and have the financial and operating authority to sell goods and services to individuals and other organizations outside the government reporting entity as their principal activity are classified as government business enterprises. All other controlled entities are government service organizations.

A partnership exists when the Government has entered into a contractual arrangement with one or more partners outside the government reporting entity where these partners share control of governance decisions and, on an equitable basis, share the significant risks and benefits associated with operating the partnership.

A listing of the entities included in the government reporting entity is provided in schedule 19. Unless otherwise noted, the financial activities of all subsidiaries of these entities have also been included.

Trust funds

Trust funds consist of property conveyed or assigned to the Government, as trustee, by agreement or statute to administer on behalf of beneficiaries. Because trust funds are administered but not controlled by the Government, the funds are excluded from the government reporting entity and disclosed in note 6.

Method of consolidation

Government service organizations are consolidated after adjustment to a basis consistent with the accounting policies described in this note. Inter-entity balances and transactions, other than expensed provincial sales tax, are eliminated. Government service organizations in which a non-controlling interest exists are proportionately consolidated.

Government business enterprises are recorded using the modified equity method based on their results prepared in accordance with International Financial Reporting Standards. Using this method, the Government’s investment in government business enterprises, which is initially recorded at cost, is adjusted annually to include the Government’s proportionate share of net earnings or losses and certain other net equity changes of government business enterprises without adjustment to the accounting policies described in this note. With the exception of dividends and unrealized inter-entity gains and losses, inter-entity balances and transactions are not eliminated.

Partnerships are proportionately consolidated, at the ownership share disclosed in schedule 19, after adjustment to a basis consistent with the accounting policies described in this note. Inter-entity balances and transactions, other than expensed provincial sales tax, are eliminated.

Financial results of entities with fiscal year ends other than March 31 are adjusted for transactions occurring on or before March 31 that have a significant impact on these financial statements.

Specific accounting policies

Financial assets

Financial assets are assets that could be used to discharge existing liabilities or finance future operations and are not for consumption in the normal course of operations.

Cash and cash equivalents consist of cash, bank deposits and highly liquid investments that are acquired with maturity terms no longer than three months.

52	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

Accounts receivable are initially recorded at cost. A valuation allowance is recognized when collection is uncertain.

Loans receivable are initially recorded at cost. Where there has been a loss in value that is other than a temporary decline, the loan is written down to recognize the loss.

Sinking fund investments are held for the repayment of debt and consist primarily of bonds and debentures. These investments, recorded at amortized cost, are net of the Government’s own securities held as sinking fund investments. Premiums and discounts on long-term investments within these sinking funds are amortized using the effective interest rate method.

Portfolio investments are recorded at market value, with the exception of bonds, debentures and other fixed income securities, which are recorded at cost. Investments recorded at cost are written down to market value when there is evidence of a permanent decline in value. For investments recorded at market value, unrealized changes in fair value are recorded in the Statement of Remeasurement Gains and Losses until realized, at which time the gains or losses are recognized in the Statement of Operations.

Derivative assets include currency and interest rate swaps measured at fair value. Unrealized changes in fair value are recorded in the Statement of Remeasurement Gains and Losses. A derivative that has negative fair market value is presented as a liability on the Statement of Financial Position.

Other financial assets include inventories and other assets held for sale, which are valued at the lower of cost and net realizable value.

Liabilities

Liabilities are present obligations resulting from transactions and events occurring prior to year end, which will be satisfied in the future through the transfer or use of assets or another form of economic settlement. Contingencies, including loss provisions on guaranteed debt, are recorded when it is likely that a liability exists and the amount can be reasonably estimated.

Accounts payable and accrued liabilities primarily include obligations to pay for goods and services acquired prior to year end and to provide authorized transfers where eligibility criteria are met. Obligations for most contaminated sites and asset retirements are recorded on an undiscounted basis as the settlement date is not determinable. These same obligations are recorded using the Government’s best estimate of the amount required: to remediate contaminated sites for which the Government is either directly responsible or has accepted responsibility; and to retire controlled tangible capital assets. Accrued salaries and benefits include other employee future benefits which are recognized in the period the employees provide service.

Unearned revenue includes: government transfers with stipulations that meet the definition of a liability; amounts received in advance of taxes earned and goods or services provided; and contributions restricted for a stipulated purpose pursuant to an agreement with an external party. Amounts are recognized as: stipulations are met; taxes are earned or goods or services are provided; and contributions are used for the stipulated purposes.

Pension liabilities are calculated using the projected benefit method prorated on services. Pension plan assets are valued at market-related values. Changes in pension liabilities resulting from estimation adjustments due to experience gains and losses and changes in actuarial assumptions are amortized on a straight-line basis over the expected average remaining service life of the related employee group. Amortization commences in the year following the determination of the adjustment. Gains or losses resulting from plan amendments are recognized in the period of the plan amendment.

General debt is debt issued by government service organizations including issued amounts subsequently transferred to government business enterprises. This debt, recorded at par, is net of the Government’s own securities held as investments and adjusted for the accumulated impact of translating debt issued in foreign currencies to Canadian dollars at the exchange rate in effect at March 31.

Government business enterprise specific debt, which is disclosed separately on schedule 9, is debt issued by, or specifically on behalf of, government business enterprises.

Obligations under long-term financing arrangements, represent the Government’s liability for public private partnership agreements (P3s) through which private sector proponents design, build, finance, operate and maintain certain of the Government’s tangible capital assets. The obligations are recorded on the percentage-of-completion basis over the period of construction of the P3 asset and are reduced by progress and capital payments made to the P3 partner. The percentage of completion is applied to the nominal value of progress payments and the present value of future capital payments, discounted to the date the asset is available for use, using the Government’s borrowing rate for general debt at the time the agreement is signed.

Government of Saskatchewan Public Accounts 2022-23	53

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

Derivative liabilities include currency and interest rate swaps measured at fair value. Unrealized changes in fair value are recorded in the Statement of Remeasurement Gains and Losses. A derivative that has positive fair market value is presented as a financial asset on the Statement of Financial Position.

Other liabilities include unamortized debt-related costs, which is comprised of premiums, discounts and debt issue costs. These costs are deferred and amortized using the effective interest rate method.

Non-financial assets

Non-financial assets are acquired, constructed or developed assets that do not normally provide resources to discharge existing liabilities, but instead are normally employed to deliver government services, may be consumed and are not for sale in the normal course of operations. Non-financial assets are recorded at cost and expensed as they are consumed.

Inventories held for consumption are recorded at cost and are expensed as they are consumed.

Tangible capital assets include all amounts directly attributable to the acquisition, construction, development, betterment or retirement of the asset. During construction, these assets are recorded based on their percentage of completion and are disclosed as work in progress. Amortization is generally on a straight-line basis over the estimated useful life of the asset and commences when the asset is put in service. Intangible assets, items inherited by right of the Crown such as Crown lands, forests, water and mineral resources, works of art and historical treasures are not recognized as assets in these financial statements as an estimate of their future economic benefits cannot be reasonably and verifiably quantified.

Tangible capital assets procured through P3s are valued at the total of the nominal value of progress payments made during or on completion of construction and the present value of the future capital payments, discounted to the date the asset is available for use, using the Government’s borrowing rate for general debt at the time the agreement is signed.

Revenue

Revenue, recorded on the accrual basis, represents economic resources earned by the Government from taxes and other sources that are used to deliver public services.

Taxation revenue is recognized when the tax has been authorized by the legislature and the taxable event occurs. The taxable event differs for each type of tax; for example, taxation revenue is recognized when taxpayers earn income, purchase products and services, or are in possession of real property. Tax concessions are recorded as a reduction in taxation revenue.

For individual and corporation income taxes, cash received from the federal government, adjusted for assessment data from the federal government when it provides a more reliable estimate, is used as the basis for recording the tax revenue.

Non-renewable resources revenue is recognized based on the production, sales or profits generated from the specific non-renewable resource. Oil and natural gas revenue is based primarily on price and production; resource surcharge revenue is based on sales volumes and prices; and potash revenue is based primarily on profits generated.

Transfers from the federal government are recognized as revenue in the period the transfer is authorized and eligibility criteria are met, except when and to the extent that the transfer stipulations give rise to an obligation that meets the definition of a liability. Transfers meeting the definition of a liability are recorded as unearned revenue and recognized as the stipulations are met.

Expense

Expenses, recorded on the accrual basis, represent the Government’s cost to deliver public services and are classified by theme in the Statement of Operations and by object in Schedule 15, while Schedule 17 discloses expense themes by object. Transfers are recognized as expenses in the period the transfer is authorized and eligibility criteria are met.

Expenses classified by theme, which are based on the major functional groupings of activities, are as follows:

The agriculture theme includes expenses to assist and improve the agriculture and food industry through development activities including research, education, regulation and investment in the sector as well as providing direct support to farmers through loans, income stabilization and insurance programs.

The community development theme includes expenses to maintain and develop engaged and vibrant communities, including financial assistance and infrastructure funding to local governments and other authorities, which in turn provide community services. Community development also includes funding directed to specific community services such as sport, culture, arts, and heritage that improve quality of life.

54	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Notes to the Financial Statements

1. Significant Accounting Policies (continued)

The economic development theme includes expenses to strengthen, expand and diversify Saskatchewan’s economy as well as to promote trade and growth in export markets. The expenses arise from activities such as research, marketing, product development, financing, financial assistance, technology and infrastructure. Economic development also includes the strategic management of Saskatchewan’s non-renewable resources to support future economic activity.

The education theme includes expenses to develop and maintain a quality prekindergarten through post-secondary education system which is designed to impart knowledge and information, including activities that support and encourage ongoing learning and the acquisition of specialized skills as well as providing supports to help students be successful.

The environment and natural resources theme includes expenses to protect and improve the quality of the environment through: the management of fish, wildlife, forests and land; recycling; and the prevention and clean-up of environmental hazards.

The financing charges theme includes expenses associated with general debt including interest, foreign exchange gains and losses, discounts and premiums, fees and commissions. It also includes financing costs related to pension and other employee future benefits liabilities, obligations under long-term financing arrangements such as public private partnerships and capital lease obligations.

The general government theme includes expenses for centralized government services including: government contributions to, and management of, employee benefit plans; property, vehicle and information technology management; the collection of government revenues; the formation of budgetary policy; the preparation and audit of the Government’s public accounts; and the constitutional, political and law enactment aspect of the Government.

The health theme includes expenses to support, maintain and restore the physical and mental health of Saskatchewan residents. Health expense primarily includes: the delivery of health services through acute, emergency, rehabilitative, long-term, community-based, and home-based care; cancer prevention, diagnosis and treatment programs; the prevention and control of infectious diseases; the subsidization of prescription drugs; and the education and promotion of healthy lifestyles.

The protection of persons and property theme includes expenses to promote and ensure the security, safety and protection of residents and property which is mainly achieved through a fair justice system, policing programs and supervision and rehabilitation services for offenders. Protection of persons and property also includes: services that promote, support and enforce safe work practices and employment standards; provincial emergency management through 911 services, public safety, disaster assistance and wildfire management; and victims’ services.

The social services and assistance theme includes expenses to provide financial assistance and services to individuals and families in need because of poverty, abuse, neglect and disability. This includes income support programs, accessible and safe housing, child protection services, adoption services and providing life’s needs to persons with intellectual disabilities.

The transportation theme includes expenses for the development, construction and maintenance of an integrated provincial transportation system using highways, rural roads, bridges, ferry crossings, airstrips and communication networks.

Schedule 19 identifies the entities included in each theme.

New accounting standards

Two new Canadian public sector accounting standards have been issued but not applied in preparing these financial statements. The Government plans to adopt these new standards on April 1, 2023, their effective date, and is currently analyzing the impact this will have on these financial statements.

PS 3160 Public Private Partnerships, establishing guidance on the recognition, measurement and disclosure of public private partnerships arrangements.

PS 3400 Revenue, establishing guidance on the recognition, measurement, presentation and disclosure of revenue.

Government of Saskatchewan Public Accounts 2022-23	55

Summary Financial Statements

Notes to the Financial Statements

2. Fair Value of Financial Instruments

Financial instruments are contracts that give rise to financial assets of one entity and financial liabilities or equity instruments of another entity and are measured at fair value or cost/amortized cost.

The determination of fair value requires judgment and is based on market information where available and appropriate. Fair value measurements are categorized, based on the nature of the inputs used, into one of three levels within a fair value hierarchy as follows:

Level 1	-	determined using unadjusted quoted prices in active markets for identical assets or liabilities.

Level 2	-	determined using quoted prices in markets that are not active or inputs that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices).

Level 3	-	determined using inputs for the asset or liability that are supported by little or no observable market data.

For financial instruments measured at cost or amortized cost, transaction costs are a component of the cost of the financial instruments and gains and losses are recognized in the Statement of Operations. For financial instruments measured using amortized cost, the effective interest rate method is used to determine interest revenues or expenses.

Foreign currency transactions are translated at the exchange rate in effect at the transaction date. Financial assets and liabilities denominated in a foreign currency are translated into Canadian dollars at the exchange rate in effect at March 31.

The fair value hierarchy for financial instruments is as follows:

(thousands of dollars)	2023
	Level 1	Level 2	Level 3	Total
Portfolio investments
Equities	141,950	—	—	141,950
Pooled investment funds	15,856	185,861	—	201,717
Derivative assets	—	57,482	—	57,482
Derivative liabilities	—	(90,114)	—	(90,114)

Total	157,806	153,229	—	311,035

56	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Notes to the Financial Statements

3. Measurement Uncertainty

The use of estimates and assumptions is integral in determining amounts to be recognized and disclosed in financial statements. Uncertainty that exists when there is another reasonably possible amount is known as measurement uncertainty. While best estimates are used for reporting items subject to measurement uncertainty, it is reasonably possible that changes in future conditions, occurring within one fiscal year, could require a material change in the amounts recognized or disclosed.

Measurement uncertainty, disclosed in aggregate for government service organizations and government business enterprises, that may be material to these financial statements exists in the following recorded amounts:

(thousands of dollars)	2023	2022
		(Restated)
Pension liabilities1a	6,230,381	6,549,867
Individual and corporation income taxation revenue1b	5,140,057	3,888,289
Insurance claim obligations1a	4,750,831	4,458,622
Potash non-renewable resource revenue1c	2,403,921	1,266,848
Canada Health and Social transfers revenue1d	1,879,158	1,808,969
Investments1e	1,490,063	1,408,748
Oil and natural gas non-renewable resource revenue1f	1,129,378	1,009,656
Environmental obligations1g	1,062,245	737,116
Resource surcharge revenue1h	902,145	539,770
Unbilled utility receivable1i	154,800	134,529
Provincial Disaster Assistance program receivable1j	150,550	290,005
Agricultural income stability program obligations1a	83,125	96,030

[1]	Uncertainty exists in the valuation of these amounts because:
[a]	actual experience may differ from actuarial or historical estimations;
[b]	final tax assessments may differ from initial economic estimates;
[c]	actual operating profits may differ from initial estimates;
[d]	changes may occur in economic and demographic conditions in the Province and the country;
[e]	certain investments held by government business enterprises have no active market (level 3 of the fair value hierarchy);
[f]	price and production sensitivities in the royalty revenue structures may exist;
[g]

the existence and extent of contamination and the timing and cost of remediation cannot be reliably estimated in all cases (pursuant to PS 3280, asset retirement obligations are included beginning in 2023);

[h]	final valuation of resource sales may differ from initial estimates;
[i]	actual usage may differ from estimated usage; and
[j]	actual settlement payments may differ from initial estimates.

4. Risk Management of Financial Instruments

The Government, collectively through its government service organizations and government business enterprises, has exposure to the following risks related to its financial instruments: interest rate risk, foreign exchange rate risk, price risk, credit risk and liquidity risk. The Government has risk management strategies in place to mitigate these risks.

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate unfavourably with changes in market interest rates.

The Government manages this risk on its investments by setting asset mix guidelines that limit the extent to which interest rates impact the market value of the Government’s fixed income investments, such as bonds and debentures. It is estimated that a one per cent change in interest rates would impact the Government’s operating results by $144.6 million (2022 - $140.9 million).

Government of Saskatchewan Public Accounts 2022-23	57

Summary Financial Statements

Notes to the Financial Statements

4. Risk Management of Financial Instruments (continued)

The Government manages this risk on its debt by issuing securities at predominantly fixed rates of interest rather than at floating rates of interest. Floating-rate debt primarily refers to floating-rate debentures, short-term promissory notes and fixed-rate debt maturing within one year. The Government seeks opportunities to effectively convert floating-rate debt into fixed-rate debt through the use of interest rate swaps. The Government has interest rate swaps on a notional value of debt of $191.9 million (2022 - $195.4 million). At March 31, 2023, 92.3 per cent (2022 – 88.6 per cent) of the Government’s gross debt effectively carried a rate of interest that was fixed for greater than a one-year period.

Public debt includes floating-rate debt of $2,354.0 million (2022 - $3,372.8 million). A one percentage point change to interest rates would have impacted the operating results by $23.5 million (2022 - $33.7 million).

Foreign exchange rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate unfavourably with a change in the value of the Canadian dollar relative to other currencies. The Government is primarily exposed to foreign exchange risk on its investments and general debt.

The Government manages this risk on its investments by defining maximum limits on exchange rate sensitive assets, such as foreign equities, in investment portfolios. It is estimated that a ten per cent change in the Canadian dollar relative to other currencies would impact the Government’s operating results by $202.7 million (2022 - $233.9 million).

The Government manages this risk on its debt by maintaining a preference for issuing debt that is denominated in Canadian dollars. Where debt has been issued in foreign currencies, the Government seeks opportunities to effectively convert it into Canadian dollar debt through the use of cross-currency swaps. At March 31, 2023, 100.0 per cent (2022 - 100.0 per cent) of the Government’s gross debt is effectively denominated in Canadian dollars.

The following foreign denominated items have been hedged to Canadian dollars using cross-currency swaps:

•	debentures of 1,000.0 million (2022 - 300.0 million) U.S. dollars fully hedged to $1,266.8 million (2022 - $384.0 million) Canadian;

•	debentures of 235.0 million (2022 - 235.0 million) Euros fully hedged to $354.3 million (2022 - $354.3 million) Canadian; and

•	debentures totaling 100.0 million (2022 - 100.0 million) Swiss francs fully hedged to $137.9 million (2022 - $137.9 million) Canadian.

In total, the Government has cross-currency swaps on a notional value of debt of $1,759.0 million (2022 - $997.7 million). The effectiveness of these hedges is assessed on an ongoing basis by monitoring the credit ratings of the counterparties to the hedges.

Price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate unfavourably with changes in market prices.

The Government’s risk, resulting from its investments’ exposure to changes in equity prices, is managed by having geographically and industry diverse investment portfolios. In addition, the Government limits its investment concentration in any one investee or related group of investees to ten per cent of the investee’s share capital and ten per cent of the Government’s investment portfolio.

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Government is primarily exposed to credit risk on its cash, receivables, investments and derivative financial instruments. The Government’s carrying amounts for these financial assets best represent its maximum exposure to credit risk.

For cash and investments, the Government manages this risk by dealing solely with reputable financial institutions, and through an investment policy that limits investments to high credit quality (minimum rating is BBB for bonds and debentures and R-1 for short-term investments) as well as limits the maximum exposure with respect to any one issuer.

For receivables, the Government reviews balances and aging information to determine if a valuation allowance is necessary. The Government’s exposure to credit risk on accounts receivables is disclosed in schedule 1.

58	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Notes to the Financial Statements

4. Risk Management of Financial Instruments (continued)

For derivative financial instrument contracts, the Government manages this risk by dealing solely with counterparties that have good credit ratings and by establishing limits on individual counterparty exposures and monitoring those exposures on a regular basis. At March 31, 2023, 100.0 per cent (2022 - 94.5 per cent) of the notional value of the Government’s derivative financial instrument contracts is held by counterparties with a Standard and Poor’s credit rating of A or better.

Liquidity risk is the risk that the Government will encounter difficulty in meeting obligations associated with financial liabilities. The Government is exposed to liquidity risk on its accounts payable and accrued liabilities, pension liabilities, general debt, obligations under long-term financing arrangements and other liabilities. The Government manages its overall liquidity risk by managing cash resources which is achieved by monitoring actual and forecasted cash flows from operating, investing and financing activities.

The Government manages this risk on its debt by distributing debt maturities over many years, maintaining sinking funds in which the investment maturities approximate that of the underlying long-term debt issues and maintaining adequate cash reserves and short-term borrowing programs as contingent sources of liquidity. Schedule 9 provides a summary of contractual maturities for general debt.

Expected contractual maturities related to other financial liabilities are disclosed elsewhere in the statements (schedules 6, 10 and 11).

Government of Saskatchewan Public Accounts 2022-23	59

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits

The Government sponsors several defined benefit pension plans and a defined contribution pension plan. The Government also participates in a joint defined benefit pension plan.

Defined benefit plans provide benefits based on length of service and pensionable earnings. A typical defined benefit plan provides pensions equal to 2.0 per cent of a member’s average five years’ highest salary, multiplied by the years of service to a maximum of 35 years. Employees contribute a percentage of salary, which may vary based on age, to their plan. Pensions and contribution rates are integrated with the Canada Pension Plan.

Actuarial valuations are performed at least triennially. When a valuation is not done in the current fiscal year an actuary extrapolates the most recent valuation. Valuations and extrapolations are based on a number of assumptions about future events, such as inflation rates, interest rates, wage and salary increases and employee turnover and mortality. These assumptions reflect estimates of expected long-term rates and short-term forecasts. Estimates vary based on the individual plan.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension plan assets are valued at market-related values based on the actual market values averaged over a four-year period.

Joint defined benefit plans are governed by formal agreements between the joint sponsors (i.e., participating employers and plan members) establishing that the joint sponsors have shared control over the plan. Funding contributions and significant risks of the plan are shared on an equitable basis between the joint sponsors. Accordingly, the Government accounts for only its portion of the plan. Plan assets and surpluses are restricted for member benefits or certain other purposes set out in the agreements. Plan benefits are determined on the same basis as defined benefit plans.

The accrued benefit obligation is determined using the projected benefit method prorated on services. Pension plan assets are valued at market-related values by averaging the difference between the net investment income on a market-value basis and the expected investment income, based on expected rate of return on plan assets, over a five-year period.

Defined contribution plans provide pensions based on accumulated contributions and investment earnings. Employees contribute a percentage of salary. The Government provides contributions at specified rates for employee current service.

Pension plan assets of government sponsored defined benefit and defined contribution plans are invested in fixed income securities, equities, real estate, pooled investment funds and short-term monetary items. The investment in Government of Saskatchewan securities is insignificant for all plans.

Government service organizations

Defined benefit plans and joint defined benefit plan

The two main defined benefit plans are the Teachers’ Superannuation Plan (TSP) and the Public Service Superannuation Plan (PSSP). Other plans include Judges of the Provincial Court Superannuation Plan (Judges), Saskatchewan Transportation Company Employees Superannuation Plan, Anti-TB League Employees Superannuation Plan, and the Pension Plan for the Non-Teaching Employees of the Saskatoon School Division No. 13 (PPNTE). Defined benefits are also payable to members of the former Members of the Legislative Assembly Superannuation Fund (MLA).

The Government is required to match employee current service contributions for all plans except the PSSP, Judges and PPNTE. Funding contributions are required for the PPNTE. Separate pension plan assets are maintained for TSP, Judges and PPNTE. For the other plans, employee contributions are received and pension obligations are paid directly by the Government.

The Government also participates in the Saskatchewan Healthcare Employees’ Pension Plan (SHEPP), a joint defined benefit plan for employees of the Saskatchewan Health Authority and certain other Government health entities. The Government participating employers contribute to the plan at the ratio of 1.12 to 1 of employee contributions and any actuarially determined deficiency is the responsibility of participating employers and employees at the same ratio. The Government portion of employer contributions represents approximately 97 per cent of total participating employer contributions to the plan.

60	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits (continued)

Information on the defined benefit plans and the joint defined benefit plan of government service organizations is as follows:

	2023							2022
	TSP	PSSP		Others		SHEPP	Total	Total
Plan status	closed	closed		closed	[1]	open	n/a	n/a
Employee contribution rate (percentage of salary)	7.85	7.00-9.00	[2]	5.00-8.10	[2]	8.10-10.70	n/a	n/a
Number of active employees	31	10		1,128		38,977	40,146	40,063
Average age of active employees (years)	67.1	66.2		47.9		43.5	43.6	43.3
Number of former employees entitled to deferred pension benefits	4,453	—		180		2,328	6,961	6,825
Number of superannuates and surviving spouses	10,383	4,239		633		21,406	36,661	36,307
Actuarial valuation date	June 30/21	Dec. 31/20		Various		Dec. 31/21	n/a	n/a
Long-term assumptions used
Rate of compensation increase (percentage)	2.00	n/a		3.00-3.25		2.75	n/a	n/a
Expected rate of return on plan assets (percentage)	4.10	n/a		5.40-5.85		6.60	n/a	n/a
Discount rate (percentage)	3.00	3.00		2.70-5.75		6.60	n/a	n/a
Inflation rate (percentage)	2.00	2.00		2.00-2.25		2.00	n/a	n/a
Expected average remaining service life (years)	0.20	—		9.00-12.00		13.00	n/a	n/a
Post-retirement index (percentage of annual increase in Consumer Price Index)	80	70		Various		Ad hoc	n/a	n/a

[1]	Judges and PPNTE are open to new membership; all other plans are closed.
[2]	Contribution rate varies based on age upon joining the plan.

Defined contribution plans

The Government sponsors the Public Employees Pension Plan (PEPP). The Government provides contributions to the plan at specified rates for employee current service. The Government also contributes to the Saskatchewan Teachers’ Retirement Plan (STRP) which is sponsored by the Saskatchewan Teachers’ Federation, as well as the Municipal Employees’ Pension Plan (MEPP) and the Regina Civic Employees’ Superannuation and Benefit Plan (RCESP). The Government has fully funded its share of contributions to the defined contribution plans.

Information on the defined contribution plans of government service organizations is as follows:

	2023						2022
	PEPP		STRP [1]	MEPP [2]	RCESP [3]	Total	Total
	Government
	Sponsored
Plan status	open		open	open	open	n/a	n/a
Employee contribution rate (percentage of salary)	5.00-9.00	[4]	9.50-11.70	9.00	8.80-13.10	n/a	n/a
Government contribution rate (percentage of salary)	5.00-11.50	[4]	7.25-9.25	9.00	9.80-14.60	n/a	n/a
Government service organization participation
Number of active employees	19,789		15,647	10,347	2,326	48,109	47,085
Employee contributions (thousands of dollars)	98,024		119,595	27,373	10,683	255,675	250,908
Government contributions (thousands of dollars)	115,850		91,684	27,342	11,894	246,770	242,419

[1]

Teachers employed by Boards of Education after July 1, 1980 participate in the STRP, a contributory defined benefit pension plan. The Government contributes an amount which is set through provincial negotiations.

[2]

Certain employees of Boards of Education and Regional Colleges participate in the MEPP, a multi-employer defined benefit plan. All costs, including costs of any actuarially determined deficiency, are equally shared by the employers and employees. At December 31, 2022, audited financial statements for the MEPP reported an accrued benefit obligation of $2,222.3 million (2021 - $2,399.5 million) and plan assets at market value of $3,243.6 million (2021 - $3,543.9 million). The market value of plan assets was $3,382.5 million at March 31, 2023.

[3]

Certain employees of the Saskatchewan Health Authority and a Board of Education participate in the RCESP, a multi-employer defined benefit plan. Amended provisions effective January 1, 2016 require the actuarially determined deficiency as at December 31, 2014 to be amortized over a period of no more than 20 years. The pre-amendment deficiency will be funded through participating employer and employee contributions at a rate of 60 per cent and 40 per cent respectively and any future deficits funded on a 50:50 basis. At December 31, 2022, audited financial statements for the RCESP reported an accrued benefit obligation of $1,669.1 million (2021 - $1,633.8 million) and plan assets at market value of $1,734.6 million (2021 - $1,835.8 million). The market value of plan assets was $1,767.0 million at March 31, 2023.

[4]	Contribution rate varies based on employee group.

Government of Saskatchewan Public Accounts 2022-23	61

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits (continued)

Pension expense

The total pension expense of government service organizations includes the following:

(thousands of dollars)	2023	2022
Defined benefit plans
Current period benefit cost	20,618	19,894
Amortization of estimation adjustments	(98,287)	78,501
Employee contributions	(4,485)	(4,966)
Change in valuation allowance	(577)	4,515
Pension interest cost (schedule 16)	179,976	169,379

Pension expense, defined benefit plans	97,245	267,323
Other plans
Pension expense, joint defined benefit plan	190,832	190,182
Pension expense, defined contribution plans	246,770	242,419

Total Pension Expense (schedule 17)	534,847	699,924

Government business enterprises

Defined benefit plans

There are additional pension plans which are accounted for in the investment in government business enterprises. The two main defined benefit plans of government business enterprises are the Power Corporation Superannuation Plan (SaskPower) and the Saskatchewan Telecommunications Pension Plan (SaskTel). Other plans include the Saskatchewan Government Insurance Superannuation Plan and the Liquor Board Superannuation Plan.

The Government contributes the amount necessary to fund the payment of pension benefits.

Information on the defined benefit plans of government business enterprises is as follows:

	2023				2022
	SaskPower	SaskTel	Others	Total	Total
Plan status	closed	closed	closed	n/a	n/a
Number of active employees	2	7	1	10	16
Number of former employees, superannuates and surviving spouses	1,503	1,734	210	3,447	3,572
Employee contributions (thousands of dollars)	—	—	—	—	2
Government contributions (thousands of dollars)	—	—	2,314	2,314	2,522
Benefits paid (thousands of dollars)	57,671	61,934	5,555	125,160	127,402
Actuarial valuation date	Sept. 30/22	Mar. 31/20	Various	n/a	n/a
Long-term assumptions used
Discount rate (percentage)	4.80	4.80	4.80-4.90	n/a	n/a
Inflation rate (percentage)	2.00	2.00	2.00	n/a	n/a
Post-retirement index (percentage of annual increase in Consumer Price Index)	70	100	Various	n/a	n/a

62	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Notes to the Financial Statements

5. Retirement Benefits (continued)

Based on the latest actuarial valuation with extrapolations to the government business enterprises’ year ends, the present value of the accrued benefit obligation and the fair value of plan assets are shown in the table below:

(thousands of dollars)	2023				2022
	SaskPower	SaskTel	Others	Total	Total
Accrued benefit obligation	690,623	789,750	58,975	1,539,348	1,676,512
Fair value of plan assets	609,357	904,073	31,830	1,545,260	1,661,161

Plan (Surplus) Deficit	81,266	(114,323)	27,145	(5,912)	15,351
Valuation allowance	—	114,323	2,973	117,296	100,667

Pension Liabilities	81,266	—	30,118	111,384	116,018

Defined contribution plan

Information on government business enterprises’ participation in PEPP is as follows:

	2023	2022
Plan status	open	open
Employee contribution rate (percentage of salary) [1]	4.45-8.60	4.45-8.60
Government contribution rate (percentage of salary) [1]	5.50-11.00	5.50-11.00
Government business enterprise participation
Number of active employees	12,460	12,597
Government contributions (thousands of dollars)	78,139	72,454

[1]	Contribution rate varies based on employee group.

Pension expense

Pension expense for government business enterprises is included in net income from government business enterprises. The total pension expense of government business enterprises includes the following:

(thousands of dollars)	2023	2022
Defined benefit plans	2,164	5,147
Defined contribution plan	78,139	72,454

Total Pension Expense	80,303	77,601

Net Pension Gain Included in Other Comprehensive Income	(4,484)	(84,268)

Government of Saskatchewan Public Accounts 2022-23	63

Summary Financial Statements

Notes to the Financial Statements

6. Trust Funds

Trust fund assets held and administered by the Government are as follows:

(thousands of dollars)	2023	2022
Pension plans and annuity funds	17,881,600	18,664,455
Employee benefit plans	672,929	713,473
Public Guardian and Trustee of Saskatchewan	291,885	297,770
Other	46,098	50,056

Total Trust Fund Assets[1]	18,892,512	19,725,754

[1]	Amounts are based on the latest available financial statements of the funds closest to March 31, 2023.

7. Contractual Rights and Obligations

Contractual Rights

The Government has the following contractual rights reported by the year the amounts are expected to be recognized:

(thousands of dollars)	2023							2022
	2024	2025	2026	2027	2028	Thereafter	Total	Total
Government Service Organizations
Transfers from the federal government
Operating[1]	500,303	436,671	458,809	138,090	117,148	75,114	1,726,135	1,734,154
Capital	243,989	196,044	192,754	92,291	49,015	—	774,093	968,287
Other own-source revenue
Fees
Real property sales and leases	61,761	22,891	16,502	12,975	10,568	101,870	226,567	249,962
Other fees	9,139	2,865	2,341	1,656	1,272	2,500	19,773	31,889
Other	—	—	—	—	—	—	—	2,000

Total Government Service Organizations	815,192	658,471	670,406	245,012	178,003	179,484	2,746,568	2,986,292

Government Business Enterprises
Liquor and gaming sector[2]	125,700	127,430	129,180	130,960	132,770	—	646,040	416,600
Utility sector	202,328	48,902	46,214	6,383	4,650	—	308,477	278,459

Total Government Business Enterprises	328,028	176,332	175,394	137,343	137,420	—	954,517	695,059

Total Contractual Rights[3]	1,143,220	834,803	845,800	382,355	315,423	179,484	3,701,085	3,681,351

[1]	The contractual rights for federal operating transfer agreements with no expiration date include estimated revenue for up to 10 contract years. Contractual rights beyond this could be significant.
[2]

A gaming agreement has an expiration date that extends to 2037; however, amounts for contractual rights beyond 2028 are not included. The contractual rights beyond 2028 for this agreement could be significant.

[3]

The Government has contractual rights that could be significant, but are not included in the table above, as the expected revenues cannot be reasonably estimated. These rights include: Sustainable Canadian Agricultural Partnership, for which transfers from the federal government are based on crop yields each year; private reinsurance agreements, for which insurance recovery revenue arises from catastrophic events (e.g., severe weather); and forest management agreements, for which licensees pay fees based on the cubic meter harvested.

64	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Notes to the Financial Statements

7. Contractual Rights and Obligations (continued)

Contractual Obligations

The Government has the following contractual obligations reported by the year the amounts are expected to be recognized:

(thousands of dollars)	2023							2022
	2024	2025	2026	2027	2028	Thereafter	Total	Total
								(Restated)
Government Service Organizations
Transfers
Policing	243,339	230,884	236,454	241,792	247,841	1,047,960	2,248,270	2,389,618
Post secondary education	411,389	410,737	—	—	—	—	822,126	1,256,061
Social supports and services	374,733	218,709	127,660	—	—	—	721,102	662,628
Gaming	82,861	102,093	104,218	106,460	108,830	—	504,462	350,788
Health and medical services and supports	183,275	95,859	83,795	60,704	60,663	—	484,296	353,018
Capital	252,256	118,406	53,193	32,644	2,754	—	459,253	485,635
Research and development	27,456	16,611	11,275	5,787	1,129	—	62,258	175,152
Beverage container collection and recycling	37,584	—	—	—	—	—	37,584	72,090
Other	77,979	25,110	18,265	4,406	2,618	4,549	132,927	134,998
Operation, maintenance and life cycle rehabilitation payments under P3s	25,724	26,383	26,924	29,867	34,003	979,293	1,122,194	1,116,470
Service agreements
Computer	196,047	100,160	82,130	53,416	26,048	13,342	471,143	372,592
Transportation	32,363	24,810	21,546	16,509	12,689	8,370	116,287	106,500
Emergency communications	14,009	12,625	12,496	12,603	13,055	—	64,788	79,242
Other	43,923	27,500	20,162	9,273	3,611	16,206	120,675	126,300
Construction and acquisition of tangible capital assets	578,695	103,484	34,129	372	71	16	716,767	583,950
Operating lease agreements	91,119	72,972	54,370	35,882	75,521	86,507	416,371	370,858
Other	74,023	—	—	—	—	6,810	80,833	81,516

Total Government Service Organizations[1]	2,746,775	1,586,343	886,617	609,715	588,833	2,163,053	8,581,336	8,717,416

Government Business Enterprises
Forward purchase contracts
Power	421,031	482,490	469,551	479,815	484,605	8,940,416	11,277,908	10,117,970
Natural gas	195,908	152,941	126,059	112,264	88,608	185,282	861,062	846,602
Coal	209,615	214,971	77,274	78,886	80,302	62,213	723,261	989,722
Construction, acquisition and maintenance of capital assets	2,204,442	373,227	204,611	133,673	109,467	408,936	3,434,356	2,915,454
Service agreements	144,622	24,751	18,692	14,758	7,015	—	209,838	159,782
Other	6,345	3,239	3,230	3,220	2,145	2,533	20,712	26,443

Total Government Business Enterprises	3,181,963	1,251,619	899,417	822,616	772,142	9,599,380	16,527,137	15,055,973

Total Contractual Obligations	5,928,738	2,837,962	1,786,034	1,432,331	1,360,975	11,762,433	25,108,473	23,773,389

[1]	Contractual obligations for government service organizations by theme are as follows:

	2023	2022
Protection of persons and property	2,413,450	2,579,784
Education	1,305,435	1,680,647
Health	1,040,396	913,027
Community development	969,323	845,727
Transportation	904,622	990,339
General government	902,039	596,764
Social services and assistance	787,189	728,414
Agriculture	100,673	95,760
Economic development	85,288	54,090
Environment and natural resources	72,921	232,864

	8,581,336	8,717,416

Government of Saskatchewan Public Accounts 2022-23	65

Summary Financial Statements

8. Contingencies

Contingent Assets

The Government has instituted claims against tobacco and opioid manufacturers for the recovery of health care benefits paid as a result of tobacco and opioid consumption and opioid marketing. The amount of the potential recovery cannot be estimated.

Contingent Liabilities

The Government is involved in various legal actions, the outcome of which is not determinable. Up to $214.0 million (2022- $107.9 million) may be paid depending on the outcome of lawsuits in progress which include aboriginal land claims, claims for damages to persons and property and disputes over taxes and funding.

The Government also has up to $4.7 million (2022 - $4.8 million) in other contingent liabilities that are dependent on environmental remediation and guaranteed debt repayments.

9. Adjustment to Accumulated Deficit

Changes in accounting policies

During 2022-23, the Government adopted the following new and amended public sector accounting standards that came into effect April 1, 2022:

•	PS 3450 Financial Instruments, establishing guidance on the recognition, measurement, presentation and disclosure of financial instruments, including derivatives;

•	PS 2601 Foreign Currency Translation, amending guidance on the recognition, presentation and disclosure of transactions that are denominated in a foreign currency;

•	PS 1201 Financial Statement Presentation, amending general reporting principles and standards of presentation and disclosure in government financial statements;

•	PS 3041 Portfolio Investments, amending guidance on accounting for, and presentation and disclosure of, portfolio investments; and

•	PS 3280 Asset Retirement Obligations, establishing guidance on the recognition, measurement, presentation and disclosure of a liability for retirement of a tangible asset.

The impact of adopting these new and amended standards was accounted for retroactively without restatement of prior periods and resulted in: an increase in financial assets of $1.3 billion; an increase in liabilities of $1.5 billion; an increase in non-financial assets of $21.2 million; an increase in the accumulated operating deficit of $519.5 million; and the initial reporting of accumulated remeasurement gains of $362.1 million.

66	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Notes to the Financial Statements

9. Adjustment to Accumulated Deficit (continued)

At April 1, 2022, the date of transition to the new standards, these financial statements were adjusted as follows:

(thousands of dollars)

		Asset
	Financial	Retirement
	Instruments	Obligations
	PS 3450[1]	PS 3280	Total
Financial assets
Cash and cash equivalents[2]	(272,277)	—	(272,277)
Sinking fund investments[3]	1,207,011	—	1,207,011
Portfolio investments[2] 4 5	406,709	—	406,709
Derivative assets[5]	5,235	—	5,235
Liabilities
Accounts payable and accrued liabilities[4]	—	308,122	308,122
General debt[3] [5]	1,166,671	—	1,166,671
Derivative liabilities[5]	50,495	—	50,495

Net debt	129,512	(308,122)	(178,610)
Non-financial assets
Tangible capital assets[4]	—	21,209	21,209

Accumulated deficit	129,512	(286,913)	(157,401)

Accumulated deficit is comprised of:
Accumulated operating deficit[4]	(232,566)	(286,913)	(519,479)
Accumulated remeasurement gains[5]	362,078	—	362,078

Accumulated deficit	129,512	(286,913)	(157,401)

[1]	Includes amendments to public sector accounting standards resulting in the replacement of PS 1200, PS 2600 and PS 3040 with PS 1201, PS 2601 and PS 3041.
[2]

Pursuant to PS 1201, certain previously reported temporary investments are no longer reported as cash equivalents. As a result, short-term investments with maturities beyond three months at acquisition are now classified as portfolio investments. 2022 comparatives have not been reclassified.

[3]	Pursuant to PS 3450, general debt is no longer presented net of sinking funds. 2022 comparative general debt and sinking fund figures have been reclassified to conform with current year presentation.
[4]	Changes to accumulated operating deficit include:
•	an adjustment, pursuant to PS 3280, to report asset retirement obligations ($286.9 million increase);
•	a reclassification of unrealized gains on pooled fund investments to accumulated remeasurement gains and losses ($20.3 million increase); and
•	a reclassification of accumulated other comprehensive income to accumulated remeasurement gains and losses ($212.3 million increase).
[5]	Pursuant to PS 3450, these statements now report accumulated remeasurement gains and losses. The following is included in accumulated remeasurement gains at April 1, 2022:
•	an accumulated unrealized gain on equity investments ($134.5 million increase);
•	an accumulated unrealized gain on pooled investment funds ($20.3 million increase);
•	an accumulated unrealized gain on general debt related foreign exchange ($40.3 million increase);
•	an accumulated unrealized loss on derivatives ($45.3 million decrease); and
•	accumulated other comprehensive income ($212.3 million increase).

The impact of adopting these standards on current year’s operating surplus is not significant.

Contaminated sites liability

During 2021-22, a liability was recorded for certain salt and fuel storage sites that met the criteria for a liability for remediation of contaminated sites in prior years. The liability was accounted for retroactively without restatement of prior periods and resulted in an increase to accounts payable and accrued liabilities and opening accumulated operating deficit of $87.8 million.

10. Comparative Figures

Certain 2022 comparative figures have been reclassified to conform with the current year’s presentation.

Government of Saskatchewan Public Accounts 2022-23	67

Summary Financial Statements

Accounts Receivable	Schedule 1
As at March 31, 2023
(thousands of dollars)

	2023	2022
		(Restated)
Taxation1a	637,753	605,312
Non-renewable resources1b	407,905	445,401
Other own-source1b	962,067	895,055
Transfers from the federal government1c	405,529	557,864

Total Accounts Receivable	2,413,254	2,503,632
Provision for loss	(220,276)	(205,119)

Accounts Receivable	2,192,978	2,298,513

[1]	The Government’s exposure to credit risk related to accounts receivable is as follows:
[a]	Taxation receivables are largely based on estimates and collectability is assessed based on several factors including historical experience.
[b]	The age of a receivable is an indicator of its collectability. The aging of these receivables is as follows:

	0-30 days	30-60 days	60-90 days	over 90 days	Total
Non-renewable resource	298,604	85,242	848	23,211	407,905
Other own-source	576,290	32,458	21,332	331,987	962,067

[c]	The Government does not believe that it is exposed to significant risk on its transfers receivable from the federal government.

68	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Loans Receivable	Schedule 2
As at March 31, 2023
(thousands of dollars)

	2023	2022
Loans to government business enterprises[1]	634,181	237,431
Student loans[2]	446,960	390,691
Other[3]	2,908	16,237

Total Loans Receivable	1,084,049	644,359
Provision for loss	(89,626)	(90,892)

Loans Receivable	994,423	553,467

[1]

The Government has $675.0 million (2022 - $275.0 million) in loans receivable from government business enterprises repayable over 8 to 20 years and bearing interest between 3.9 and 5.2 per cent (2022 - 3.9 and 5.2 per cent - restated). The loans are recorded net of $40.8 million (2022 - $37.6 million) for the government business enterprises’ equity in sinking funds administered by the Government.

[2]

Student loans are interest free until the discontinuance of full-time studies or graduation. Interest rates are prescribed by the Government and range between 6.0 and 6.9 per cent (2022 - 2.0 and 2.9 per cent - restated). Student grants and other varieties of loan forgiveness are available to students who meet specific criteria.

The administration and delivery of the federal and provincial student loans programs is integrated. The Government approves applications for both provincial and federal loans. External agencies are contracted to disburse, administer and collect loans, and the federal government is responsible for collection of loans in default.

A loss provision of $88.6 million (2022 - $78.7 million) has been recorded on these loans.

[3]

Other consists of numerous loans at various interest rates and maturities. Security on other loans varies and may include promissory notes, mortgages on real property, security agreements or guarantees. A loss provision of $1.0 million (2022 - $12.2 million) has been recorded on these loans.

Government of Saskatchewan Public Accounts 2022-23	69

Summary Financial Statements

Investment in Government Business Enterprises

As at March 31, 2023

(thousands of dollars)

	Utility
					Sask Gov’t
	SaskEnergy	SaskPower	SaskTel	SaskWater	Insurance
Assets
Cash and cash equivalents	5,748	191,740	18,347	2,535	43,066
Accounts receivable	247,695	415,552	151,523	9,340	376,419
Inventories and prepaid expenses	26,497	376,755	158,279	1,547	206,210
Sinking fund investments	159,921	717,526	113,667	15,612	—
Other investments[3]	—	—	—	—	1,461,881
Capital assets	3,032,122	11,084,582	2,246,889	352,821	26,199
Intangible assets	50,766	71,844	394,243	—	2,679
Other assets	56,028	20,048	101,698	308	5,924

Total Assets[4]	3,578,777	12,878,047	3,184,646	382,163	2,122,378

Liabilities
Accounts payable and accrued liabilities	144,171	841,885	157,788	6,280	145,380
Dividends payable to government entities	6,290	—	9,663	2,168	—
Gross debt	1,957,869	7,858,452	1,632,620	96,168	—
Unearned revenue	17,075	43,968	76,014	194,789	611,515
Provision for insurance claims	—	—	—	—	791,736
Other liabilities[6]	207,170	1,392,162	57,396	3,884	19,720

Total Liabilities[4]	2,332,575	10,136,467	1,933,481	303,289	1,568,351

Net Assets	1,246,202	2,741,580	1,251,165	78,874	554,027

Revenue
Operating	1,282,769	3,066,566	1,335,396	66,413	1,231,895
Investment income[5]	—	3,885	6,969	145	42,476

Total Revenue[4]	1,282,769	3,070,451	1,342,365	66,558	1,274,371

Expense
Operating	1,155,813	2,841,006	1,202,044	55,269	527,295
Insurance claims	—	—	—	—	721,934
Financing charges[5]	67,525	401,507	36,268	2,650	695

Total Expense[4]	1,223,338	3,242,513	1,238,312	57,919	1,249,924

Income (loss) from operations	59,431	(172,062)	104,053	8,639	24,447
Unusual items	—	—	—	—	—

Net Income from Government Business Enterprises	59,431	(172,062)	104,053	8,639	24,447
Retained earnings (loss), beginning of year	1,221,956	2,242,754	859,310	70,336	453,432
Adjustment to retained earnings (loss)	—	—	—	—	—
Dividends to government entities	(44,750)	—	(41,621)	(7,775)	—

Retained earnings, end of year	1,236,637	2,070,692	921,742	71,200	477,879

Accumulated other comprehensive income (loss), beginning of year	(8,893)	123,509	97,414	(847)	(4,109)
Adjustment to accumulated other comprehensive income (loss)	—	—	—	—	—
Other comprehensive income (loss)	(3,073)	(45,621)	(4,991)	(179)	257

Accumulated other comprehensive income (loss), end of year	(11,966)	77,888	92,423	(1,026)	(3,852)

Equity advances from government entities	21,531	593,000	237,000	8,700	80,000

Investment in Government Business Enterprises	1,246,202	2,741,580	1,251,165	78,874	554,027

[1]	Net assets are: [a] held on behalf of Saskatchewan’s motoring public and cannot be used for any other purpose; [b] maintained in an injury fund and cannot be used for any other purpose.
[2]	Adjustments primarily include:
•

the reversal of an adjustment made in the prior year to reflect the impact that market volatility in the first quarter of 2022 had on the value of Workers’ Compensation Board (Saskatchewan) investment portfolio; and

•	the elimination of unrealized inter-entity gains and losses.
[3]

Includes bonds and debentures of $2,720.4 million (2022 - $2,471.6 million) that bear interest at rates up to 6.5 per cent (2022 - up to 7.2 per cent) and have maturity dates up to 54.5 years (2022 - up to 60.2 years).

[4]

Total assets include $1,164.9 million (2022 - $1,149.0 million) due from or invested in public sector entities (entities); total liabilities include $11,913.9 million (2022 - $10,967.7 million) in gross debt owing to entities and $409.5 million (2022 - $398.9 million) in accounts payable or services due to entities; total revenue includes $499.6 million (2022 - $445.0 million) from entities; and total expense includes $944.2 million (2022 - $833.3 million) paid and owing to entities.

[5]	Financing charges is reported net of sinking fund earnings. Financing charges in the amount of $377.2 million (2022 - $353.0 million) was paid and owing to entities.

70	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Schedule 3

						2023	2022
Insurance & Financing			Liquor & Gaming
			Sask Liquor &
Sask Auto	Workers’	Municipal	Gaming	Sask Gaming
Fund1a	Comp.1b	Financing Corp.	Authority	Corp.	Adjustments[2]	Total	Total
40,015	60,038	889	49,633	17,398	—	429,409	240,066
280,076	12,976	4,077	129,508	148	4,882	1,632,196	1,533,353
26,474	919	—	19,375	894	—	816,950	763,526
—	—	16,328	—	—	—	1,023,054	1,010,630
3,105,535	2,105,368	287,561	—	—	—	6,960,345	7,053,865
44,916	9,433	—	119,570	70,351	(1,727)	16,985,156	16,375,516
12,554	3,482	—	15,258	—	—	550,826	582,201
—	—	—	4,342	—	—	188,348	269,241

3,509,570	2,192,216	308,855	337,686	88,791	3,155	28,586,284	27,828,398

101,366	17,197	1,321	27,473	17,668	—	1,460,529	1,433,942
—	—	—	144,689	3,832	—	166,642	174,450
—	—	289,472	84,142	—	—	11,918,723	10,972,527
427,156	—	—	33,872	—	(25,710)	1,378,679	1,250,459
2,175,809	1,687,702	—	—	—	—	4,655,247	4,522,630
24,739	7,493	—	46,042	3,404	—	1,762,010	1,782,242

2,729,070	1,712,392	290,793	336,218	24,904	(25,710)	21,341,830	20,136,250

780,500	479,824	18,062	1,468	63,887	28,865	7,244,454	7,692,148

1,132,028	304,006	—	1,122,033	116,281	(13,541)	9,643,846	8,968,859
75,391	(132,087)	9,811	—	—	84,915	91,505	326,742

1,207,419	171,919	9,811	1,122,033	116,281	71,374	9,735,351	9,295,601

353,495	86,145	50	576,423	94,621	2,481	6,894,642	5,884,725
1,124,358	200,756	—	—	—	—	2,047,048	1,987,016
—	86	8,960	3,733	376	—	521,800	496,954

1,477,853	286,987	9,010	580,156	94,997	2,481	9,463,490	8,368,695

(270,434)	(115,068)	801	541,877	21,284	68,893	271,861	926,906
(325)	—	—	(21,290)	—	—	(21,615)	(89,255)

(270,759)	(115,068)	801	520,587	21,284	68,893	250,246	837,651
1,051,259	594,892	18,654	(4,270)	55,905	(40,331)	6,523,897	6,351,615
—	—	—	(303)	—	303	—	—
—	—	—	(518,314)	(17,002)	—	(629,462)	(665,369)

780,500	479,824	19,455	(2,300)	60,187	28,865	6,144,681	6,523,897

—	—	317	4,929	—	—	212,320	120,870
—	—	—	(1,319)	—	1,319	—	—
—	—	(1,710)	158	—	(1,319)	(56,478)	91,450

—	—	(1,393)	3,768	—	—	155,842	212,320

—	—	—	—	3,700	—	943,931	955,931

780,500	479,824	18,062	1,468	63,887	28,865	7,244,454	7,692,148

6	Capital lease obligations, reported in other liabilities above, have the following payment schedule:

(thousands of dollars)	2023	2022
2022-23	—	202,400
2023-24	204,860	204,131
2024-25	193,238	193,108
2025-26	168,855	168,701
2026-27	169,746	169,481
2027-28	170,856	—
Thereafter	1,004,465	1,173,674

	1,912,020	2,111,495
Less interest and executory costs	(926,432)	(1,058,171)

Leases[a]	985,588	1,053,324

[a]	Leases bear interest up to 15.8 per cent (2022 - up to 15.8 per cent) and have expiry dates up 66.3 years (2022 - up to 67.3 years).

Government of Saskatchewan Public Accounts 2022-23	71

Summary Financial Statements

Sinking Fund Investments	Schedule 4
As at March 31, 2023
(thousands of dollars)

	2023			2022
						(Restated)[1]
	Sinking Fund			Sinking Fund
	Investments Held for			Investments Held for
		Government			Government
		Business			Business
		Enterprise	Sinking		Enterprise	Sinking
	General	Specific	Fund	General	Specific	Fund
	Debt	Debt	Investments	Debt	Debt	Investments
Government Service Organization Sinking Fund Investments
General Revenue Fund
Operating	811,760	—	811,760	905,872	—	905,872
Saskatchewan Capital Plan	632,441	—	632,441	456,208	—	456,208
Innovation Saskatchewan[2]	6,034	—	6,034	5,599	—	5,599

Total Government Service Organization Sinking Fund Investments	1,450,235	—	1,450,235	1,367,679	—	1,367,679

Government Business Enterprise Sinking Fund investments[3]
Saskatchewan Power Corporation	17,650	751,761	769,411	16,418	763,716	780,134
SaskEnergy Incorporated	13,238	157,625	170,863	12,337	141,290	153,627
Saskatchewan Telecommunications Holding Corporation	—	120,951	120,951	—	100,665	100,665
Municipal Financing Corporation of Saskatchewan	9,931	8,000	17,931	8,814	8,828	17,642
Saskatchewan Water Corporation	—	16,610	16,610	—	14,020	14,020

Total Government Business Enterprise Sinking Fund Investments	40,819	1,054,947	1,095,766	37,569	1,028,519	1,066,088

Total sinking fund investments[4] [5]	1,491,054	1,054,947	2,546,001	1,405,248	1,028,519	2,433,767
Government of Saskatchewan securities held as sinking fund investments[1]	(285,740)	(201,873)	(487,613)	(198,237)	(145,560)	(343,797)

Sinking Fund Investments	1,205,314	853,074	2,058,388	1,207,011	882,959	2,089,970

[1]

Beginning in 2022-23, sinking fund investments are reported net of Government of Saskatchewan securities held as sinking fund investments (note 9). Prior year is restated to reflect this change. Public debt reported on schedule 9 is also presented net of Government of Saskatchewan securities held as sinking fund investments.

[2]	Beginning in 2022-23, the Saskatchewan Opportunities Corporation was wound up into Innovation Saskatchewan.
[3]

Schedule 3 provides information on Government Business Enterprises (GBEs) as presented in their audited financial statements closest to March 31, 2023. The sinking fund investments reported above are $72.7 million (2022 - $55.5 million) higher than the sinking fund investments reported on Schedule 3 mainly to conform to Canadian public sector accounting standards.

72	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Sinking Fund Investments (continued)	Schedule 4

[4]	Sinking fund investment transactions during the year were as follows:

	2022	2023
	Sinking				Sinking
	Fund				Fund
	Investments	Contributions[a]	Earnings[b]	Redemptions[c]	Investments
Sinking fund investments held for:
General debt	1,405,248	241,109	2,368	(157,671)	1,491,054
GBE specific debt	1,028,519	96,120	4,065	(73,757)	1,054,947

Total Sinking Fund Investments	2,433,767	337,229	6,433	(231,428)	2,546,001

[a]

Annual contributions, established by Order in Council, are typically set at a minimum of either one or two per cent of debentures outstanding. The aggregate amount of contributions estimated to be required in each of the next five years and thereafter to meet sinking fund requirements by debt classification are as follows:

	2024	2025	2026	2027	2028	Thereafter	Total
Sinking fund investments held for:
General debt	240,100	231,976	231,976	231,976	216,226	3,048,145	4,200,399
GBE specific debt	94,102	92,520	92,340	90,039	89,804	1,511,740	1,970,545

Total Sinking Fund Investment Contributions	334,202	324,496	324,316	322,015	306,030	4,559,885	6,170,944

[b]	Sinking fund investment earnings include losses on investment sales of $30.7 million (2022 - $4.4 million).
[c]	Redemptions are based on the market value of the sinking fund units at the date of redemption.
[5]	Sinking fund investments are as follows:

	2023	2022
Long-term investments[a] in securities of:
Governments of other provinces (coupon interest range 1.1 to 5.9 per cent; maturing in 1.2 to 30.5 years)	1,277,114	1,014,389
Government of Canada securities (coupon interest range 0.3 to 4.0 per cent; maturing in 1.0 to 30.7 years)	685,882	641,377
Government of Saskatchewan (coupon interest range 2.2 to 6.4 per cent; maturing in 1.2 to 29.7 years) (footnote 1 )	487,613	343,797
Cash, short-term investments and accrued interest	95,392	434,204

Total Sinking Fund Investments	2,546,001	2,433,767

[a]	The average yield to maturity on long-term investments at March 31, 2023 was 2.7 per cent (2022 - 2.0 per cent).

Government of Saskatchewan Public Accounts 2022-23	73

Summary Financial Statements

Portfolio Investments	Schedule 5
As at March 31, 2023
(thousands of dollars)

	2023	2022
Bonds and debentures[1]	717,254	126,782
Pooled investment funds	201,717	202,518
Equities[2]	141,950	27,361
Other[3]	455,834	110,424

Total portfolio investments	1,516,755	467,085
Government of Saskatchewan securities held as investments[4]	(60,725)	—

Portfolio Investments	1,456,030	467,085

[1]	Bonds and debentures held by the Government have a market value of $706.7 million (2022 - $126.8 million) and include securities of:

	2023	2022
Government of Canada (coupon interest range 0.3 to 5.0 per cent; maturing in 0.1 to 31.9 years)	313,647	22,302
Governments of other provinces (coupon interest range 1.6 to 4.5 per cent; maturing in 0.1 to 30.9 years)	265,579	28,688
Corporations (coupon interest range 1.0 to 7.4 per cent; maturing in 0.8 to 59.9 years)	71,979	70,856
Government of Saskatchewan (coupon interest range 0.8 to 3.2 per cent; maturing in 0.0 to 2.4 years)	60,725	—
Other (coupon interest range 1.3 to 5.4 per cent; maturing in 3.2 to 29.9 years)	5,324	4,936

Total Bonds and Debentures	717,254	126,782

[2]

With the adoption of PS 3450 in the current year (note 9), equities are recorded at market value for the first time. In 2021-22, equities were recorded at cost and had a market value of $160.2 million.

[3]

Other includes fixed-rate securities of $449.8 million (2022 - $107.4 million) with a market value of $450.9 million (2022 - $108.0 million - restated). Beginning in 2022-23, certain previously reported temporary investments are now reported as portfolio investments (note 9).

[4]	Public debt reported on schedule 9 is also presented net of Government of Saskatchewan securities held as investments.

74	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Accounts Payable and Accrued Liabilities	Schedule 6
As at March 31, 2023
(thousands of dollars)

	2023	2022
		(Restated)
Salaries and benefits[1] 6a	971,150	1,013,248
Transfers[2] 6c	663,404	636,339
Supplier payments6b	378,649	421,787
Asset retirement obligations[3] 6c	321,035	—
Federal government repayments[4] 6c	305,070	321,882
Contaminated sites[5] 6c	236,869	248,171
Financing charges6b	165,571	147,089
Treaty land entitlement claims6c	84,900	91,285
Other6c	341,236	276,607

Total Accounts Payable and Accrued Liabilities	3,467,884	3,156,408

[1]	Includes accruals for other employee future benefits of $435.6 million (2022 - $423.2 million) mainly for accumulated sick leave, long-term disability and life insurance benefits.
[2]	Includes transfers to the federal government of $166.1 million (2022 - $171.7 million) and capital transfers of $118.1 million (2022 - $119.9 million).
[3]	Includes remediation for:

Asbestos removal

The Government has a legal obligation for the removal of asbestos from certain buildings, with an estimated cost of $312.5 million.

Equipment disposal

The Government has a legal obligation for the disposal of certain equipment, primarily fuel tanks, with an estimated cost of $8.5 million.

[4]	Includes amounts repayable for income taxes and Equalization transfers.
[5]	Includes remediation for:

Soil contamination

The Government is responsible for remediation of soil contamination of $98.1 million (2022 - $97.5 million), primarily related to the storage of road salt, asphalt and fuel inventories.

Abandoned mines

The Government is responsible for remediation of certain abandoned uranium and precious and base metal mines on Crown land, where the companies that caused the contamination no longer exist. The contaminated sites liabilities include $42.4 million (2022 - $64.6 million - restated) for the remediation of uranium mines. These sites have building debris, radioactive tailings, acidic water conditions and elevated radiation in exposed waste rock. The contaminated sites liabilities also include $37.5 million (2022 - $35.4 million) related to precious and base metal mines, which have several contaminants in soil, sediment and surface water from waste rock, tailings and concentrates.

Industrial operations

The Government has provided a $58.6 million (2022 - $50.5 million) indemnity for environmental liabilities related to the industrial operations of a chemical plant and pulp mill site. These sites have excessive mercury levels in the soil and excessive contaminants in a landfill waste area, respectively.

[6]	The Government’s exposure to liquidity risk related to accounts payable and accrued liabilities is as follows:
[a]

Except for employee future benefit accruals, the liabilities for salaries and benefits are generally payable within one year. The liabilities for employee future benefits are generally long-term in nature and the associated repayment terms are not reliably estimated.

[b]	The liabilities for supplier payments and financing charges are generally payable within one year.
[c]	Estimated payment terms for certain liabilities are as follows:

	2024	2025	2026	2027	2028	Thereafter[i]	Total
Transfers	475,597	59,688	4,297	353	—	123,469	663,404
Asset retirement obligations	162	108	1,252	8	47	319,458	321,035
Federal government repayments	13,289	278,492	13,289	—	—	—	305,070
Contaminated sites	25,004	23,749	2,108	329	273	185,406	236,869
Treaty land entitlement claims	20,419	—	—	—	—	64,481	84,900
Other	269,701	1,049	1,108	1,049	1,966	66,363	341,236

[i]	Amounts for which no specific repayment terms exist are classified as thereafter.

Government of Saskatchewan Public Accounts 2022-23	75

Summary Financial Statements

Unearned Revenue	Schedule 7
As at March 31, 2023
(thousands of dollars)

	2023	2022
Own-source[1]	214,771	194,413
Transfers from the federal government[2]	77,401	242,990

Total Unearned Revenue	292,172	437,403

[1]	Includes $70.8 million (2022 - $69.3 million) for motor vehicle licensing fees.
[2]	Includes $72.2 million (2022 - $76.1 million) for early learning and childcare and nil (2022 - $156.8 million) for the reclamation of inactive wells.

76	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Pension Liabilities	Schedule 8
As at March 31, 2023
(thousands of dollars)

	2023				2022
	TSP	PSSP	Others	Total	Total
Accrued benefit obligation, beginning of year	4,799,602	1,473,111	443,094	6,715,807	7,052,249
Current period benefit cost	928	—	19,690	20,618	19,894
Interest cost	139,205	41,129	18,571	198,905	204,615
Actuarial losses (gains)	194,036	30,546	11,446	236,028	(109,320)
Benefit payments	(319,823)	(109,727)	(22,122)	(451,672)	(451,631)

Accrued Benefit Obligation, End of Year	4,813,948	1,435,059	470,679	6,719,686	6,715,807

Plan assets, beginning of year	191,701	—	203,528	395,229	402,361
Employer contributions	286,223	109,730	16,144	412,097	409,319
Employee contributions	64	—	4,421	4,485	4,966
Return on plan assets[1]	9,263	(3)	9,669	18,929	35,236
Actuarial losses	(3,079)	—	(2,490)	(5,569)	(5,022)
Benefit payments	(319,823)	(109,727)	(22,122)	(451,672)	(451,631)

Plan Assets, End of Year[2]	164,349	—	209,150	373,499	395,229

	4,649,599	1,435,059	261,529	6,346,187	6,320,578
Unamortized estimation adjustments[3]	(197,115)	(30,546)	(7,709)	(235,370)	104,514
Joint defined benefit plan (SHEPP) net asset[1] [4]	n/a	n/a	(1,573,382)	(1,573,382)	(1,494,067)
Valuation allowance[5]	—	—	1,581,562	1,581,562	1,502,824

Total Pension Liabilities[6]	4,452,484	1,404,513	262,000	6,118,997	6,433,849

[1]	The actual rate of return on plan assets was negative 0.4 per cent (2022 – positive 2.4 per cent) for the TSP and negative 3.7 per cent (2021 – positive 9.9 per cent) for the SHEPP.
[2]	The market value of plan investments was $367.1 million at March 31, 2023 (2022 - $412.2 million) for the defined benefit plans.
[3]

Unamortized estimation adjustments are amortized to pension expense over the expected average remaining service life of the related employee group at the time the estimation adjustments arose and commence in the year following the adjustment as follows: in the year following for the TSP and the PSSP and up to 13.0 years for the SHEPP and the other plans.

[4]

At December 31, 2022, the SHEPP had a total accrued benefit obligation of $7,885.6 million (2021 - $8,162.7 million), plan assets at market-related values of $9,582.9 million (2021 - $9,141.2 million) and unamortized estimation adjustment gains of $123.9 million (2021 - losses of $515.5 million). The Government portion of employer contributions to the plan totalled $190.8 million (2021 - $190.2 million). Total member contributions were $175.7 million (2021 - $173.3 million) and total benefit payments were $453.6 million (2021 - $435.6 million). The market value of plan investments was $9,277.6 million at December 31, 2022 (2021 - $9,719.2 million). The market value of these investments was $9,665.3 million at March 31, 2023.

[5]

The valuation allowance includes $1,573.4 million (2021 - $1,494.1 million) for the SHEPP which reduces the Government portion of the SHEPP pension asset to nil as plan assets and surpluses are restricted for member benefits.

[6]

The total pension liabilities are based on the latest actuarial valuations extrapolated to March 31, 2023 for the defined benefit plans and December 31, 2022 for the joint defined benefit plan. Changes in assumptions can result in significantly higher or lower estimates of pension liabilities. A one percentage point decrease in the discount rate would result in a $543.4 million and $142.1 million increase in pension liabilities for the TSP and the PSSP respectively, and a one percentage point increase would result in a $457.6 million and $122.0 million decrease in pension liabilities for the TSP and the PSSP respectively. A one percentage point decrease in the discount rate would result in a $1,048.8 million decrease in the SHEPP pension asset, and a one percentage point increase would result in a $851.6 million increase in the SHEPP pension asset.

Government of Saskatchewan Public Accounts 2022-23	77

Summary Financial Statements

Public Debt	Schedule 9
As at March 31, 2023
(thousands of dollars)

	2023			2022
						(Restated)[1]
		Government			Government
		Business			Business
		Enterprise			Enterprise
	General	Specific		General	Specific
	Debt[1] [2]	Debt	Total	Debt[1] [2]	Debt	Total
Government Service Organization Debt
General Revenue Fund
Operating	8,451,900	—	8,451,900	9,914,763	—	9,914,763
Saskatchewan Capital Plan[3]	9,771,080	—	9,771,080	8,504,280	—	8,504,280
Boards of Education	130,235	—	130,235	138,475	—	138,475
Innovation Saskatchewan[4]	52,890	—	52,890	53,901	—	53,901
Saskatchewan Health Authority	52,502	—	52,502	60,639	—	60,639
Global Transportation Hub Authority	22,000	—	22,000	43,860	—	43,860
Water Security Agency	9,165	—	9,165	14,309	—	14,309
Health Sector Affiliates	5,662	—	5,662	6,697	—	6,697
Other	5,415	—	5,415	1,544	—	1,544

Government Service Organization Debt	18,500,849	—	18,500,849	18,738,468	—	18,738,468

Government Business Enterprise Debt[5]
Saskatchewan Power Corporation	450,000	7,490,328	7,940,328	100,000	6,955,519	7,055,519
SaskEnergy Incorporated	75,000	1,871,439	1,946,439	75,000	1,797,513	1,872,513
Saskatchewan Telecommunications Holding Corporation	50,000	1,576,672	1,626,672	—	1,532,468	1,532,468
Municipal Financing Corporation of Saskatchewan	100,000	188,149	288,149	100,000	193,574	293,574
Saskatchewan Water Corporation	—	95,891	95,891	—	88,418	88,418
Liquor and Gaming Authority	—	84,004	84,004	—	89,773	89,773

Government Business Enterprise Debt	675,000	11,306,483	11,981,483	275,000	10,657,265	10,932,265

Gross debt[6] [8]	19,175,849	11,306,483	30,482,332	19,013,468	10,657,265	29,670,733
Government of Saskatchewan securities held as investments[1]	(402,551)	(201,873)	(604,424)	(198,237)	(145,560)	(343,797)
Accumulated foreign exchange remeasurement[7]	84,651	—	84,651	—	—	—

Public Debt[1]	18,857,949	11,104,610	29,962,559	18,815,231	10,511,705	29,326,936

[1]

General debt, presented on the Statement of Financial Position, is net of Government of Saskatchewan securities held as investments. These investments consist of sinking fund investments ($285.7 million), portfolio investments ($60.7 million) and cash and cash equivalents ($56.1 million). Government Business Enterprise (GBE) specific debt is presented on a gross basis in schedule 3.

[2]	General debt includes $18.2 million (2022 - $20.6 million) secured primarily by assets with a carrying value of $79.4 million (2022 - $102.2 million).
[3]	General Revenue Fund - Saskatchewan Capital Plan consists of amounts borrowed by the General Revenue Fund to finance investment in capital assets as presented in the Saskatchewan Provincial Budget.
[4]	In 2022-23, the Saskatchewan Opportunities Corporation was wound up into Innovation Saskatchewan.
[5]

GBE debt includes both general debt and GBE specific debt. General debt of GBEs represents amounts transferred from the General Revenue Fund and recorded as loans receivable (schedule 2). GBE specific debt represents debt issued by, or specifically on behalf of, GBEs.

Schedule 3 provides information on GBEs as presented in their audited financial statements closest to March 31, 2023. The gross debt reported above is $62.8 million higher (2022 - $40.2 million lower) than the gross debt reported on schedule 3, mainly to conform to Canadian public sector accounting standards and for transactions occurring from the audited financial statements to March 31, 2023.

[6]

The average effective interest rate on gross debt was 3.2 per cent (2022 - 3.1 per cent) and includes the impact of foreign exchange and the amortization of any premiums or discounts associated with the debentures. The average term to maturity of gross debt is 14.5 years (2022 - 14.8 years).

[7]

Debt denominated in foreign currencies has been remeasured by $84.7 million using the exchange rates in effect at March 31, 2023. The current year unrealized gain of $125.0 million is presented on the Statement of Accumulated Remeasurement Gains and Losses.

[8]	The payment schedule for gross debt is as follows:

78	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Public Debt (continued)	Schedule 9

	2023	2022
Year of Maturity
Short-term promissory notes	1,419,634	2,134,088
2022-23	—	609,543
2023-24	950,378	878,288
2024-25	1,318,603	1,318,222
2025-26	1,447,180	1,445,546
2026-27	1,616,231	1,614,819
2027-28	2,282,974	—
6-10 years	5,728,698	6,736,262
Thereafter	15,718,634	14,933,965

Gross debt [a]	30,482,332	29,670,733

[a]

Gross debt includes Canada Pension Plan debentures of $594.4 million (2022 - $635.6 million). These debentures are callable in whole or in part before maturity, at the option of the Minister of Finance of Saskatchewan.

Government of Saskatchewan Public Accounts 2022-23	79

Summary Financial Statements

Obligations Under Long-Term Financing Arrangements	Schedule 10
As at March 31, 2023
(thousands of dollars)

	Contract End	Discount
	Date	Rate	2023	2022
Regina Bypass	October 2049	3.10%	800,379	819,481
Elementary Schools	June 2047	3.05%	254,077	260,920
Saskatchewan Hospital North Battleford	May 2048	3.25%	213,197	218,587
Swift Current Long-Term Care Facility	April 2046	3.50%	105,470	108,419

Total Obligations Under Long-Term Financing Arrangements			1,373,123	1,407,407

The payment schedule for public private partnership (P3) financing is as follows:

	2023			2022
	Obligation[1]	Future Operation, Maintenance & Life Cycle Rehabilitation[2]	Total	Total
2022-23	—	—	—	102,428
2023-24	77,841	25,724	103,565	102,820
2024-25	77,841	26,383	104,224	103,467
2025-26	77,841	26,925	104,766	103,991
2026-27	77,841	29,867	107,708	106,754
2027-28	77,841	34,002	111,843	—
Thereafter	1,605,032	979,293	2,584,325	2,669,087

	1,994,237	1,122,194	3,116,431	3,188,547
Less interest costs	(621,114)	—	(621,114)	(664,670)

Total	1,373,123	1,122,194	2,495,317	2,523,877

[1]	Represents the liability recorded for the capital portion of the project (as reported above).
[2]

Represents the contractual obligation (as reported in note 7) for operation, maintenance and life cycle rehabilitation payments for the duration of the contract. Total future payments for these contractual obligations, by project, are as follows:

	2023	2022
Regina Bypass	678,975	662,486
Elementary Schools	234,669	240,308
Saskatchewan Hospital North Battleford	139,009	142,256
Swift Current Long-Term Care Facility	69,541	71,420

Total	1,122,194	1,116,470

80	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Other Liabilities	Schedule 11
As at March 31, 2023
(thousands of dollars)

	2023	2022
Funds held on behalf of others[1]	260,175	203,143
Unamortized debt-related costs[2]	225,419	240,396
Capital leases[3]	35,238	42,782
Other	31,951	28,967

Total Other Liabilities	552,783	515,288

[1]	Includes $51.6 million (2022 - $41.8 million) for government business enterprises.
[2]	Net change is reported in operating activities on the Statement of Cash Flow in net change in non-cash operating activities (schedule 18).
[3]	The payment schedule for capital leases is as follows:

	2023	2022
2022-23	—	13,252
2023-24	11,587	10,429
2024-25	9,138	7,923
2025-26	7,613	6,502
2026-27	6,352	5,439
2027-28	5,694	—
Thereafter	23,965	27,403

	64,349	70,948
Less interest and executory costs	(29,111)	(28,166)

Capital Leases[a]	35,238	42,782

[a]	Capital leases bear interest at rates up to 13.9 per cent (2022 - up to 13.9 per cent) and have expiry dates up to 9.6 years (2022 - up to 10.6 years).

Government of Saskatchewan Public Accounts 2022-23	81

Summary Financial Statements

Tangible Capital Assets	Schedule 12
As at March 31, 2023
(thousands of dollars)

	2023					2022
	Land, Buildings & Improve- ments	Roads, Bridges & Water Management	Transportation & Operating Equipment	Office Equipment & Information Technology	Total	Total
Estimated useful life (in years)	2—indefinite	5-100	2-40	2-25
Opening Net Book Value of Tangible Capital Assets	5,531,464	5,902,991	558,067	326,057	12,318,579	12,017,273
Opening cost	10,263,253	9,232,391	1,960,728	1,113,264	22,569,636	21,806,212
Adjustments[1]	275,319	262	(1,785)	(4,807)	268,989	6,813
Acquisitions	345,044	434,033	137,911	82,481	999,469	948,554
Write-downs	(226)	(578)	(20)	(2,175)	(2,999)	(5,859)
Disposals	(40,553)	(67,644)	(219,253)	(32,020)	(359,470)	(186,084)

Closing Cost [2] [3]	10,842,837	9,598,464	1,877,581	1,156,743	23,475,625	22,569,636

Opening accumulated amortization	4,731,789	3,329,400	1,402,661	787,207	10,251,057	9,788,939
Adjustments[1]	247,223	—	2,696	(2,139)	247,780	2,878
Annual amortization	262,244	258,947	94,035	69,175	684,401	641,530
Write-downs	—	—	(10)	(2,119)	(2,129)	(3,354)
Disposals	(28,503)	(64,495)	(215,353)	(32,151)	(340,502)	(178,936)

Closing Accumulated Amortization	5,212,753	3,523,852	1,284,029	819,973	10,840,607	10,251,057

Closing Net Book Value of Tangible Capital Assets[4]	5,630,084	6,074,612	593,552	336,770	12,635,018	12,318,579

Tangible capital assets (TCAs) exclude capital assets recognized by government business enterprises (schedule 3).

[1]	Primarily includes an adjustment for the initial recognition of asset retirement costs (note 9) (2022 - primarily for restructuring transactions).
[2]	Includes work in progress of $628.4 million (2022 - $451.5 million).
[3]	Includes the Government’s $29.5 million (2022 - $29.5 million) share in the North Central Shared Facility partnership.
[4]	Includes TCAs acquired under public private partnerships (P3 TCAs); TCAs with asset retirement obligations (ARO TCAs) (note 9); and leased tangible capital assets (leased TCAs). These are as follows:

	2023					2022
	Land, Buildings & Improve- ments	Roads, Bridges & Water Management	Transportation & Operating Equipment	Office Equipment & Information Technology	Total	Total
P3 TCAs
Closing cost	969,138	1,572,657	—	—	2,541,795	2,528,057
Closing accumulated amortization	103,668	81,287	—	—	184,955	143,301

Closing Net Book Value	865,470	1,491,370	—	—	2,356,840	2,384,756

ARO TCAs
Closing cost	2,269,754	—	1,043	—	2,270,797
Closing accumulated amortization	1,853,499	—	1,024	—	1,854,523

Closing Net Book Value	416,255	—	19	—	416,274

Leased TCAs
Closing cost	49,642	—	21,201	45,464	116,307	116,046
Closing accumulated amortization	26,924	—	13,260	42,784	82,968	74,779

Closing Net Book Value	22,718	—	7,941	2,680	33,339	41,267

82	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Inventories Held for Consumption	Schedule 13
As at March 31, 2023
(thousands of dollars)

	2023	2022
Health supplies and vaccines[1]	118,636	123,070
Highway and road maintenance	105,499	95,055
Other[2]	54,023	50,494

Total Inventories Held for Consumption	278,158	268,619

[1]

The Government received 889 thousand (2022 - 2,999 thousand) COVID-19 vaccines at no cost from the federal government. Of that, 269 thousand (2022 - 347 thousand) remain in inventory at March 31. Due to confidentiality, the price-per-dose of vaccines was not shared. As a result, these vaccines have not been recorded in these financial statements as the fair value cannot be reasonably determined.

[2]	Mainly includes parts and supplies related to the maintenance of buildings and equipment.

Government of Saskatchewan Public Accounts 2022-23	83

Summary Financial Statements

Revenue	Schedule 14
For the Year Ended March 31, 2023
(thousands of dollars)

	2023		2022
	Budget	Actual	Actual
Own-Source
Taxation
Individual income	2,796,900	3,151,505	2,880,468
Provincial sales	2,444,100	2,721,906	2,383,003
Corporation income	840,500	1,988,552	1,007,821
Property	804,100	775,267	763,791
Fuel	507,900	473,594	494,657
Tobacco	198,900	164,263	180,407
Other[1]	500,400	536,708	492,116

Total Taxation	8,092,800	9,811,795	8,202,263

Non-Renewable Resources
Potash	1,451,700	2,403,921	1,266,848
Oil and natural gas	867,500	1,129,378	1,009,656
Resource surcharge	493,100	902,145	539,770
Other	97,800	167,689	103,725

Total Non-Renewable Resources[2]	2,910,100	4,603,133	2,919,999

Net Income from Government Business Enterprises
(schedule 3)	742,500	250,246	837,651

Other Own-Source
Fees[3]	1,225,600	1,311,545	1,205,248
Insurance	400,900	486,775	743,645
Investment	89,700	164,587	93,168
Transfers from other governments	65,900	80,708	88,588
Miscellaneous[4]	410,400	529,247	586,475

Total Other Own-Source	2,192,500	2,572,862	2,717,124

Total Own-Source	13,937,900	17,238,036	14,677,037

Transfers from the Federal Government
Canada Health Transfer	1,390,000	1,389,136	1,331,290
Canada Social Transfer	490,100	490,023	477,679
Other[5]	1,339,600	1,477,406	1,650,165
Total Transfers from the Federal Government	3,219,700	3,356,565	3,459,134

Total Revenue[6]	17,157,600	20,594,601	18,136,171

[1]

Includes $205.0 million (2022 - $190.9 million - restated) for insurance premiums taxation; $185.3 million (2022 - $168.2 million) for corporation capital taxation; and $101.8 million (2022 - $96.3 million) for liquor consumption taxation.

[2]	Includes taxes of $2,269.1 million (2022 - $1,188.4 million).
[3]

Includes $280.0 million (2022 - $267.7 million) for health care; $211.1 million (2022 - $206.6 million) for motor vehicle licensing; $170.8 million (2022 - $142.3 million) for education; $116.6 million (2022 - $108.0 million) for subsidized housing rental; $102.5 million (2022 - $94.7 million) for real property sales and leases; and $54.3 million (2022 - $68.1 million) for management of fish, wildlife, forest and land.

[4]

Includes $108.8 million (2022 - $189.8 million) for donations, of which a portion represents COVID-related inventory received from the federal government at no cost; $80.9 million (2022 - $77.2 million) for lottery profits; and $18.1 million (2022 - $17.3 million) for reversals of prior year expenses.

[5]

Includes $413.2 million (2022 - $267.9 million) for crop insurance; $193.8 million (2022 - $68.5 million) for early learning and child care; $178.4 million (2022 - $248.8 million) for infrastructure; $156.8 million (2022 - $183.4 million) for accelerated reclamation of inactive oil and gas wells; $89.2 million (2022 - $104.0 million) for labour market initiatives; $73.5 million (2022 - $203.6 million) for COVID-related health, safety and financial support measures; $70.6 million (2022 - $242.9 million) for agricultural income stability; $52.0 million (2022 - $49.5 million) for housing; and $42.2 million (2022 - $66.6 million) for provincial disaster assistance.

[6]	Revenue has not been recorded for COVID-19 vaccines received from the federal government at no cost (see schedule 13).

84	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Expense by Object	Schedule 15
For the Year Ended March 31, 2023
(thousands of dollars)

	2023	2022
Salaries and benefits	7,422,332	7,415,610
Transfers[1]	5,691,672	5,504,692
Operating costs	4,340,088	5,269,083
Financing charges (schedule 16 )	816,252	718,206
Amortization of tangible capital assets (schedule 12 )	684,401	641,530
Other	59,120	55,346

Total Expense	19,013,865	19,604,467

[1]	Includes capital transfers of $397.7 million (2022 - $443.0 million).

Financing Charges	Schedule 16
For the Year Ended March 31, 2023
(thousands of dollars)

	2023	2022
Interest costs
General debt[1]	586,095	503,551
Pension liabilities (note 5 )	179,976	169,379
Obligations under long-term financing arrangements	43,558	44,620
Other costs	6,623	656

Total Financing Charges	816,252	718,206

[1]

Interest on general debt is presented net of $389.2 million (2022 - $385.3 million) in interest reimbursed by government business enterprises for debt borrowed by the General Revenue Fund specifically on their behalf. Beginning in 2022-23, it includes $10.3 million in earnings associated with Government of Saskatchewan securities held as investments.

Government of Saskatchewan Public Accounts 2022-23	85

Summary Financial Statements

Segmented Reporting

For the Year Ended March 31, 2023

(thousands of dollars)

	Health		Education		Agriculture		Social Services and Assistance
	2023	2022	2023	2022	2023	2022	2023	2022
Revenue
Taxation	—	—	123,761	124,487	—	—	—	—
Non-renewable resources	—	—	—	—	—	—	—	—
Net income from government business enterprises (schedule 3)	—	—	—	—	—	—	—	—
Revenue from government entities	15,406	14,107	—	—	33,076	3,868	—	—
Other own-source	410,338	399,874	296,893	244,131	468,678	731,313	122,718	113,831
Transfers from the federal government	3,251	3,541	23,717	17,990	452,844	476,894	52,037	49,478

Total Revenue (schedule 14)	428,995	417,522	444,371	386,608	954,598	1,212,075	174,755	163,309

Expense
Salaries and benefits[3]	3,894,496	3,863,602	2,160,498	2,234,897	65,729	64,856	179,391	174,145
Transfers	1,619,002	1,548,492	866,495	770,106	237,254	502,097	1,174,363	1,086,006
Operating costs	1,325,962	1,317,393	635,921	555,297	1,525,919	2,621,297	202,603	179,130
Financing charges[3] (schedule 16)	—	—	—	—	—	—	—	—
Amortization of tangible capital assets (schedule 12)	159,392	147,619	135,817	135,493	4,356	3,505	28,847	19,231
Other	11,255	5,866	8,854	3,663	1,762	2,596	6,539	4,280

Total expense by segment	7,010,107	6,882,972	3,807,585	3,699,456	1,835,020	3,194,351	1,591,743	1,462,792
Eliminations[2]	—	—	(15,406)	(14,107)	—	—	(4,422)	(4,422)

Total Expense[3] (schedule 15)	7,010,107	6,882,972	3,792,179	3,685,349	1,835,020	3,194,351	1,587,321	1,458,370

The segments are based on the major functional groupings of activities, or themes, used in the Statement of Operations, which reflects the accountability and reporting framework set out by the Government in the Saskatchewan Provincial Budget. Schedule 19 identifies the entities included in each theme.

[1]

Other includes the transportation, general government and environment and natural resources segments. Revenue of the general government segment includes all public monies paid into the General Revenue Fund as well as net income from government business enterprises, which are used to support activities across all segments.

[2]	Represents eliminations for inter-entity transactions that occur across segments.
[3]	Includes a total of $534.8 million (2022 - $699.9 million) for pension expense as follows:

	Health		Education		Other		Total
	2023	2022	2023	2022	2023	2022	2023	2022
Salaries and benefits	208,773	206,454	34,880	215,524	111,218	108,567	354,871	530,545
Financing charges (schedule 16)	—	—	—	—	179,976	169,379	179,976	169,379

Total pension expense (note 5)	208,773	206,454	34,880	215,524	291,194	277,946	534,847	699,924

86	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Schedule 17

Protection of Persons and Property		Community Development		Economic Development		Other[1]		Eliminations[2]		Total
2023	2022	2023	2022	2023	2022	2023	2022	2023	2022	2023	2022

—	—	3,483	3,507	3,468	3,160	9,681,083	8,071,109	—	—	9,811,795	8,202,263
—	—	—	—	—	—	4,603,133	2,919,999	—	—	4,603,133	2,919,999
—	—	—	—	—	—	250,246	837,651	—	—	250,246	837,651
2,722	—	—	—	126,907	157,162	123,581	112,136	(301,692)	(287,273)	—	—
93,675	82,713	107,234	96,927	91,891	59,013	981,435	989,322	—	—	2,572,862	2,717,124
5,240	15,395	4,994	5,202	108,238	90,196	2,706,244	2,800,438	—	—	3,356,565	3,459,134

101,637	98,108	115,711	105,636	330,504	309,531	18,345,722	15,730,655	(301,692)	(287,273)	20,594,601	18,136,171

405,149	374,938	33,905	31,841	103,529	91,812	579,635	579,519	—	—	7,422,332	7,415,610
316,473	300,781	685,214	616,099	602,422	417,446	421,391	516,715	(230,942)	(253,050)	5,691,672	5,504,692
233,907	256,053	37,851	33,256	85,629	60,661	307,956	256,366	(15,660)	(10,370)	4,340,088	5,269,083
—	—	—	—	—	—	852,050	722,074	(35,798)	(3,868)	816,252	718,206
25,398	21,414	7,995	7,787	18,915	17,659	303,681	288,822	—	—	684,401	641,530
7,698	8,157	415	682	16,096	4,577	6,501	25,525	—	—	59,120	55,346

988,625	961,343	765,380	689,665	826,591	592,155	2,471,214	2,389,021	(282,400)	(267,288)	19,013,865	19,604,467
—	—	(7,219)	(6,776)	(92,648)	(71,381)	(162,705)	(170,602)	282,400	267,288	—	—

988,625	961,343	758,161	682,889	733,943	520,774	2,308,509	2,218,419	—	—	19,013,865	19,604,467

Government of Saskatchewan Public Accounts 2022-23	87

Summary Financial Statements

Supplemental Cash Flow Information	Schedule 18
For the Year Ended March 31, 2023
(thousands of dollars)

	2023	2022
Other Non-Cash Items Included in the Operating Surplus (Deficit)
Amortization of tangible capital assets (schedule 12)	684,401	641,530
Write-downs of tangible capital assets (schedule 12)	870	2,505
Net gain on disposal of tangible capital assets	(28,295)	(909)
Net gain on adjustments to tangible capital assets (schedule 12) [1]	—	(3,935)
Net increase to provisions for loss on accounts receivable and loans receivable	13,891	28,716
Net gain on portfolio investments[2]	(2,927)	(14,416)
Earnings retained in sinking funds (schedule 4)	(2,368)	(21,892)
Net foreign exchange loss	—	1,134

Total Other Non-Cash Items Included in the Operating Surplus (Deficit)	665,572	632,733

Net Change in Non-Cash Operating Activities
Decrease (increase) in accounts receivable	90,378	(567,021)
(Increase) decrease in other financial assets	(26)	1,026
Increase (decrease) in accounts payable and accrued liabilities[1]	3,354	(80,299)
Decrease in unearned revenue	(145,231)	(89,801)
Decrease in pension liabilities	(314,852)	(141,996)
Decrease in unamortized debt-related costs	(14,977)	(25,295)
Increase in inventories held for consumption	(9,539)	(31,832)
Increase in prepaid expenses	(11,916)	(7,733)

Net Change in Non-Cash Operating Activities	(402,809)	(942,951)

[1]

Excludes the adjustment to accumulated operating deficit which increased the asset retirement obligation at April 1, 2022 by $308.1 million (2022 – increased contaminated sites liability at April 1, 2021 by $87.8 million) and tangible capital assets by $21.2 million (note 9).

[2]	Includes $11.3 million (2022 - nil) net gain on sale of investments that have been reclassified from accumulated remeasurement gains.

Other Supplemental Information

	2023	2022
Cash interest paid during the year	610,492	533,668
Cash interest received during the year	103,040	40,421

88	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Government Reporting Entity	Schedule 19

For the Year Ended March 31, 2023

The government reporting entity consists of public sector entities (entities) classified as government service organizations, government business enterprises and partnerships. The listing below reports the entities under these classifications segregated by segments which are based on functional groupings of activities, or themes.

Government Service Organizations (Consolidated) and Partnerships (Proportionately Consolidated)

Agriculture

Agricultural Credit Corporation of Saskatchewan

Crop Reinsurance Fund of Saskatchewan

Livestock Services Revolving Fund [4]

Ministry of Agriculture

Pastures Revolving Fund [4]

Prairie Agricultural Machinery Institute

Prairie Diagnostic Services Inc. (partnership - organization under shared control) 1a

Saskatchewan Agricultural Stabilization Fund

Saskatchewan Crop Insurance Corporation

Community Development

Community Initiatives Fund

Government House Foundation

Ministry of Education 2b

Ministry of Government Relations 2a

Ministry of Parks, Culture and Sport 2a

Northern Municipal Trust Account 1d

Provincial Archives of Saskatchewan

Provincial Capital Commission

Saskatchewan Arts Board

Saskatchewan Centre of the Arts Fund

Saskatchewan Heritage Foundation

Saskatchewan Lotteries Trust Fund for Sport, Culture and
Recreation

Saskatchewan Snowmobile Fund

Western Development Museum Fund

Economic Development

Creative Saskatchewan

CIC Asset Management Inc. 2a

Global Transportation Hub Authority

Innovation Saskatchewan

Ministry of Energy and Resources

Ministry of Environment 2b

Ministry of Finance 2b

Ministry of Immigration and Career Training 2b

Ministry of SaskBuilds and Procurement 2b

Ministry of Trade and Export Development

Saskatchewan Health Research Foundation

Saskatchewan Indigenous Investment Finance Corporation [5]

Saskatchewan Opportunities Corporation [6]

Saskatchewan Research Council 2a

SaskBuilds Corporation

Tourism Saskatchewan

Education

Battlefords First Nations Joint Board of Education (partnership - organization under shared control) 1c

Boards of Education 1c

Chinook School Division No. 211

Christ the Teacher Roman Catholic Separate School Division No. 212

Conseil des écoles fransaskoises no. 310

Creighton School Division No. 111

Good Spirit School Division No. 204

Holy Family Roman Catholic Separate School Division No. 140

Holy Trinity Roman Catholic Separate School Division No. 22

Horizon School Division No. 205

Ile-a-la Crosse School Division No. 112

Light of Christ Roman Catholic Separate School Division No. 16

Living Sky School Division No. 202

Lloydminster Roman Catholic Separate School Division No. 89

Lloydminster School Division No. 99

North East School Division No. 200

Northern Lights School Division No. 113

Northwest School Division No. 203

Prairie South School Division No. 210

Prairie Spirit School Division No. 206

Prairie Valley School Division No. 208

Prince Albert Roman Catholic Separate School Division No. 6

Regina Roman Catholic Separate School Division No. 81

Regina School Division No. 4

Saskatchewan Rivers School Division No. 119

Saskatoon School Division No. 13

South East Cornerstone School Division No. 209

St. Paul’s Roman Catholic Separate School Division No. 20

Sun West School Division No. 207

Ministry of Advanced Education 2a

Ministry of Education 2a

Ministry of Immigration and Career Training 2a

North Central Shared Facility (partnership - 72.9 per cent interest in assets and 69.7 per cent interest in operations under shared control)1c

Regional Colleges 1b

Carlton Trail College

Cumberland College

Great Plains College

North West College

Northlands College

Parkland College

Southeast College

Saskatchewan Apprenticeship and Trade Certification Commission 1b

Government of Saskatchewan Public Accounts 2022-23	89

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 19

Education (continued)

Saskatchewan Distance Learning Corporation 1c 5

Saskatchewan Polytechnic 1b

Saskatchewan Professional Teachers Regulatory Board 1c

Saskatchewan Student Aid Fund

Training Completions Fund

Environment and Natural Resources 3

Commercial Revolving Fund

CIC Asset Management Inc. 2b

Fish and Wildlife Development Fund

Forest Management Funds

Carrier Forest Management Trust Fund

Crown Agricultural Land Forest Fund

Dunkley Forest Renewal Trust

Island Forests Management Fund

L&M Forest Management Trust Fund

Meadow Lake OSB Forest Management Trust Fund

Mee-Toos Forest Management Fund Trust

Mistik Forest Management Trust

North Central Trust Fund

Park Land Forests Management Fund

Sakaw Forest Renewal Trust Fund

Weyerhaeuser Forest Renewal Trust Fund

Impacted Sites Fund

Institutional Control Monitoring and Maintenance Fund

Institutional Control Unforeseen Events Fund

Ministry of Environment 2a

Ministry of Parks, Culture and Sport 2b

Oil and Gas Orphan Fund

Operator Certification Board

Saskatchewan Research Council 2b

Saskatchewan Technology Fund

Water Security Agency

General Government 3

Century Plaza Condominium Corporation

Crown Investments Corporation of Saskatchewan (separate)

Extended Health Care Plan for Certain Other Employees 1d

Extended Health Care Plan for Certain Other Retired Employees 1d

Legislative Assembly and its Officers 2a

Ministry of Finance 2a

Ministry of Government Relations 2b

Ministry of Highways 2b

Ministry of Justice and Attorney General 2b

Ministry of Parks, Culture and Sport 2b

Ministry of SaskBuilds and Procurement 2a

Office of Executive Council

Public Employees Benefits Agency Revolving Fund

Public Employees Dental Fund 1d

Public Employees Disability Income Fund 1d

Public Employees Group Life Insurance Fund 1d

Public Service Commission

Queen’s Printer Revolving Fund

School Division Tax Loss Compensation Fund

Health

eHealth Saskatchewan

Health Quality Council

Health Sector Affiliates

All Nations’ Health Hospital Inc.

Bethany Pioneer Village Inc.

Circle Drive Special Care Home Inc.

Cupar and District Nursing Home Inc.

Duck Lake and District Nursing Home Inc.

Foyer St. Joseph Nursing Home Inc.

Jubilee Residences Inc.

Lakeview Pioneer Lodge Inc.

Lumsden & District Heritage Home Inc.

Lutheran Sunset Home of Saskatoon

Mennonite Nursing Homes Incorporated

Mont St. Joseph Home Inc.

Oliver Lodge

Providence Place for Holistic Health Inc.

Radville Marian Health Centre Inc.

Raymore Community Health and Social Centre

Salvation Army - William Booth Special Care Home

Santa Maria Senior Citizens Home Inc.

Saskatoon Convalescent Home

Sherbrooke Community Society Inc.

Société Joseph Breton Inc.

Spruce Manor Special Care Home Incorporated

St. Ann’s Senior Citizens Village Corporation

St. Anthony’s Hospital

St. Joseph’s Hospital (Grey Nuns) of Gravelbourg

St. Joseph’s Hospital of Estevan

St. Joseph’s Integrated Health Centre of Macklin Inc.

St. Paul Lutheran Home of Melville

St. Peter’s Hospital, Melville

Strasbourg and District Health Centre Corp.

Sunnyside Adventist Care Centre

The Border-Line Housing Company (1975) Inc.

The Qu’Appelle Diocesan Housing Company

The Regina Lutheran Housing Corporation

Ukrainian Sisters of St. Joseph of Saskatoon

Warman Mennonite Special Care Home Inc.

Ministry of Health

Saskatchewan Association of Health Organizations Inc.

Saskatchewan Cancer Agency

Saskatchewan Health Authority

Saskatchewan Healthcare Recruitment Agency 5

Saskatchewan Impaired Driver Treatment Centre Board of Governors

90	Government of Saskatchewan Public Accounts 2022-23

Summary Financial Statements

Government Reporting Entity (continued)	Schedule 19

Protection of Persons and Property

Correctional Facilities Industries Revolving Fund

Criminal Property Forfeiture Fund

Financial and Consumer Affairs Authority of Saskatchewan

Firearms Secretariat

Integrated Justice Services

Law Reform Commission of Saskatchewan

Legislative Assembly and its Officers 2b

Ministry of Corrections, Policing and Public Safety

Ministry of Government Relations 2b

Ministry of Justice and Attorney General 2a

Ministry of Labour Relations and Workplace Safety

Saskatchewan Public Safety Agency

Sask911 Account

Victims’ Fund

Social Services and Assistance

Ministry of Government Relations 2b

Ministry of Parks, Culture and Sport 2b

Ministry of Social Services

Saskatchewan Housing Corporation 1d

Saskatchewan Legal Aid Commission

Transportation [3]

Ministry of Government Relations 2b

Ministry of Highways 2a

Transportation Partnerships Fund

Government Business Enterprises (Modified Equity)

Utility 3

Saskatchewan Power Corporation

Saskatchewan Telecommunications Holding Corporation

Saskatchewan Water Corporation

SaskEnergy Incorporated

Insurance & Financing 3

Municipal Financing Corporation of Saskatchewan 1d

Saskatchewan Auto Fund

Saskatchewan Government Insurance

Workers’ Compensation Board (Saskatchewan) 1d

Liquor & Gaming 3

Liquor and Gaming Authority

Saskatchewan Gaming Corporation

[1]	The year-ends of certain entities differ from March 31, 2023: a April 30, 2022; b June 30, 2022; c August 31, 2022; d December 31, 2022.
[2]	Activities are allocated across more than one theme: [a] primary activity; [b] secondary activity.
[3]	Included in Other for segment disclosure (schedule 17).
[4]	Entity wound up during 2022-23.
[5]	Entity established during 2022-23.
[6]	During 2022-23, entity’s operations wound up into Innovation Saskatchewan.

Government of Saskatchewan Public Accounts 2022-23	91

Glossary of Terms

Glossary of Terms

Accumulated (Deficit) Surplus: A measure that represents a government’s net economic resources. It is the difference between total assets and liabilities and is comprised of all the past operating surpluses (deficits) and remeasurement gains (losses).

Accumulated Operating (Deficit) Surplus: The accumulation of all past operating surpluses or deficits plus any adjustments that were charged directly to the accumulated deficit.

Accumulated Remeasurement Gains and Losses: The accumulation of all past unrealized remeasurement gains and losses.

Amortization: A systematic process of allocating an amount to revenue or expense over a period of time. Capital assets are amortized to expense over their expected remaining economic life. Actuarial gains and losses, such as those experienced by pension plans, are also amortized.

Amortized Cost: The initial cost of a security adjusted for the cumulative amortization of any purchase premium or discount, less any principal repayments.

Asset Retirement Obligation: A legal obligation associated with the retirement of a tangible capital asset.

Canada Health Transfer: A federal transfer provided, on an equal per capita cash basis, to jurisdictions in support of health care.

Canada Social Transfer: A federal transfer provided, on an equal per capita cash basis, to jurisdictions in support of post-secondary education, social services and assistance, early childhood development, early learning and childcare.

Capital Asset: An asset with physical substance held by the Government that has an economic life extending beyond one year, to be used on a continuing basis and is not for sale in the ordinary course of operations.

Capital Transfer: A grant provided to a third party, such as a university or municipality, to acquire or develop capital assets.

Consolidation: The method used to account for government service organizations (GSOs) in the Summary Financial Statements (SFS) in which the accounts of GSOs are adjusted to the basis of accounting described in note 1 of the SFS and then combined with other GSOs and partnerships. Inter-entity balances and transactions are eliminated.

Contaminated site: A site at which substances occur in concentrations that exceed the maximum acceptable amounts under an environmental standard.

Contingency: A possible right to economic resources, or an obligation that may result in future sacrifice of economic benefits, arising from existing conditions or situations involving uncertainty.

Contractual Obligation: An obligation to others that will become a liability in the future when the terms of contracts or agreements are met.

Contractual Right: A right to economic resources that will result in both an asset and revenue in the future when the terms of contracts or agreements are met.

Debenture: A certificate of indebtedness where the issuer promises to pay interest and repay principal by a maturity date. It is usually unsecured, meaning there are no liens or pledges on any specific assets.

Debt: An obligation incurred through the issuance of debt instruments. Terms used when describing debt include:

Gross debt is borrowings through the issuance of debt instruments such as promissory notes and debentures.

Public debt is gross debt net of the Government’s own securities held as investments and adjusted for the accumulated impact of translating debt issued in foreign currencies to Canadian dollars.

General debt is public debt net of loans to Crown corporations for GBE specific debt.

Government business enterprise (GBE) specific debt is debt issued by GBEs or debt issued by the General Revenue Fund (GRF) specifically on behalf of a GBE where the government expects to realize the receivable from the GBE and settle the external debt simultaneously.

92	Government of Saskatchewan Public Accounts 2022-23

Glossary of Terms

Guaranteed debt is a specific type of contingent liability, representing the debt of others that the Government has agreed to repay if others default.

Derivative: A contract in which the value is based on the performance of an underlying financial asset, index or other investment. It does not require an initial investment and is settled at a future date.

Financial Asset: An asset that can be used to discharge existing liabilities or finance future operations and is not for consumption in the normal course of operations.

Financial Instrument: Any contract that gives rise to a financial asset of one party and a financial liability or equity instrument of another party.

Financing Charges: Costs associated with general debt, pension liabilities, obligations under long-term financing arrangements such as public private partnerships, and capital lease obligations. Financing charges include interest, foreign exchange gains and losses, discounts, fees and commissions.

Fixed Rate: An interest rate that remains fixed either for an entire term or part of a term.

Floating Rate: An interest rate that changes on a periodic basis.

General Revenue Fund (GRF): The primary operational account for the Government through which all provincial monies under the direct authority of the Legislative Assembly are collected and disbursed.

Government Business Enterprise (GBE): An entity that is controlled by the Government, is self-sufficient and has the financial and operating authority to sell goods and services to individuals and organizations outside the government reporting entity as its principal activity. GBEs are recorded in the SFS using the modified equity method.

Government Reporting Entity: A set of entities that are either controlled by the Government (government service organizations and government business enterprises) or subject to shared control (partnerships). Trusts administered by the Government are excluded from the government reporting entity.

Government Service Organization (GSO): An entity that is controlled by the Government, except those designated as GBEs. GSOs are consolidated in the SFS.

Gross Domestic Product (GDP): The standard measure of the overall size of an economy, the value of all goods and services produced during a given period.

Hedge: A strategy to minimize the risk of loss on an asset (or liability) from market fluctuations such as interest rate or foreign exchange rate changes. This is accomplished by entering into offsetting commitments with the expectation that a future change in the value of the hedging instrument will offset the change in the value of the asset (or liability).

Modified Equity: The method used to account for GBEs in the SFS. The Government’s investment, which is originally recorded at cost, is adjusted annually to include the net earnings (losses) and other net equity changes of the GBE.

Net Debt: A measure that represents the future revenue required to fund past transactions or events. It is the difference between liabilities and financial assets.

Net Realizable Value: The selling price of an asset less any costs incurred to make the sale.

Non-Financial Asset: An asset that will be used up when providing future services and is not normally used to discharge existing liabilities.

Operating Surplus (Deficit): A measure that represents the overall change in financial position for the period being reported on, excluding remeasurement gains and losses. It is the amount by which revenue exceeds expense (expense exceeds revenue) for a fiscal period.

Other Comprehensive Income (Loss) (OCI): OCI includes certain unrealized gains and losses of GBEs that are excluded from the deficit or surplus but recognized as a change in net debt and accumulated remeasurement gains and losses during the period.

Government of Saskatchewan Public Accounts 2022-23	93

Glossary of Terms

Partnership: A contractual arrangement between the Government and one or more partners outside the government reporting entity where the partners share, on an equitable basis, the risks and benefits of the arrangement. Partnerships are proportionately consolidated in the SFS.

Pension Liability: An actuarial estimate of discounted future payments to be made to retirees under the Government’s pension plans, net of plan assets.

Premium/Discount: The amount by which the selling price of a security is greater or less than its par or face value.

Present Value: The current value of one or more future cash payments, determined by discounting the future cash payments using interest rates.

Proportionate Consolidation: The method used to account for partnerships in the SFS in which the accounts of partnerships are adjusted to the basis of accounting described in note 1 of the SFS and then the Government’s proportionate share are combined with other GSOs and partnerships. Inter-entity balances and transactions are eliminated.

Public Private Partnership (P3): A long-term contractual arrangement between the Government and a private sector contractor to deliver public infrastructure. Under such contractual arrangements, a private contractor: provides some or all of the financing for the project; designs and builds the project, often providing operations and maintenance for the project; and receives payments over an extended period of time. The liabilities arising from P3 arrangements are classified in the SFS as obligations under long-term financing arrangements.

Realized gain (loss): A gain (loss) realized when a financial instrument is settled at a price higher (lower) than its book value plus selling costs.

Related Party: A related party exists when one party has the ability to exercise control or shared control over the other. Two or more parties are related when they are subject to common control or shared control. Related parties also include key management personnel, their close family members and organizations controlled by, or under shared control of, any of these individuals.

Remeasurement gain (loss): A change in the reported value of a financial instrument due to fair value measurement or change in exchange rates. This change is not realized in the operating deficit or surplus until a financial instrument is settled.

Remediation: The improvement of a contaminated site to prevent, minimize or mitigate damage to human health or the environment.

Restructuring Transaction: A transfer of an integrated set of assets and/or liabilities, together with related program or operating responsibilities without consideration based primarily on the fair value of the individual assets and liabilities transferred.

Segment: A distinguishable activity or group of activities of a government for which it is appropriate to separately report financial information to help users of the SFS identify the resources allocated to support the major activities of a government.

Sinking fund investment: An investment held for the repayment of debt.

Subsidiary: An organization that is wholly-owned or controlled by another organization.

Summary Financial Statements (SFS): The statements prepared to account for the full nature and extent of the financial activities of the Government.

Transfer: A transfer of money from a government to an individual, an organization or another government for which the government making the transfer does not: receive any goods or services directly in return, as would occur in a purchase/sale transaction; expect to be repaid, as would be expected in a loan; or expect a financial return, as would be expected in an investment.

94	Government of Saskatchewan Public Accounts 2022-23